As filed with the Securities and Exchange Commission on December 6, 2018

File No. 333-224467

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SINO-GLOBAL SHIPPING AMERICA, LTD.

(Exact name of registrant as specified in its charter)

Virginia	4731	11-3588546
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(718) 888-1814

(Address, including zip code, and telephone number, including area code, of registrant’s principal place of business)

Lei Cao, Chief Executive Officer

Sino-Global Shipping America, Ltd.

1044 Northern Boulevard, Suite 305

Roslyn, New York 11576-1514

(718) 888-1814

(Name, address, including zip code, and telephone number, including area code, of registrant’s agent for service)

Copies to:

Elizabeth F. Chen, Esq.

Pryor Cashman LLP

7 Times Square

New York, New York 10036

(212) 421-4100 (phone)

Approximate date of commencement of proposed sale to the public. As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box:     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering:     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 7(a)(2)(B) of the Securities Act: ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of Sino-Global Shipping America, Ltd., as originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 8, 2018 (the “Registration Statement”), is being filed pursuant to the undertakings in the Registration Statement to include the information contained in the Annual Report on Form 10-K of Sino-Global Shipping America, Ltd. for the fiscal year ended June 30, 2018 that was filed with the SEC on September 28, 2018 and the information contained in the Quarterly Report on Form 10-Q of Sino-Global Shipping America, Ltd. for the fiscal quarter ended September 30, 2018 that was filed with the SEC on November 14, 2018, which information is included or incorporated by reference herein.

The information included in this filing amends the original Registration Statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information contained in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 6, 2018

SINO-GLOBAL SHIPPING AMERICA, LTD.

4,000,000 Shares of Common Stock Issuable upon Exercise of Warrants

This prospectus relates to the resale of up to 4,000,000 shares of the common stock of Sino-Global Shipping America, Ltd., a Virginia corporation (the “Company”), that may be sold from time to time by the selling shareholders named in this prospectus (the “Selling Shareholders”).

The shares of common stock offered under this prospectus consist of 2,000,000 shares of common stock issuable upon the exercise of certain series “A” warrants (the “Series A Warrants”), and 2,000,000 shares of common stock issuable upon the exercise of certain series “B” warrants (the “Series B Warrants”, and together with the Series A Warrants, the “Warrants”), that we issued to the Selling Shareholders, each of whom is an accredited investor, on March 14, 2018, in a private placement pursuant to a Securities Purchase Agreement dated as of March 12, 2018, by and among the Company and the purchasers named therein. The issuance of the Warrants was made in reliance on the exemptions from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506(b) promulgated thereunder.

We will not receive any proceeds from the sale of any of the shares of common stock offered hereby by the Selling Shareholders. To the extent that any of the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants.

The Selling Shareholders or their pledgees, assignees or successors-in-interest may offer and sell or otherwise dispose of the shares of common stock described in this prospectus from time to time through underwriters, broker-dealers or agents, in public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. See “Plan of Distribution” beginning on page 34 of this prospectus for more information about how the Selling Shareholders may sell or dispose of their shares of common stock.

Our common stock is listed on the Nasdaq Capital Market under the symbol “SINO”. On December 3, 2018, the last reported sale price for our common stock as reported on the Nasdaq Capital Market was $1.05 per share.

INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS. SEE THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 3 OF THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is _______, 2018

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the Selling Shareholders named herein may, from time to time, offer and sell or otherwise dispose of the shares of our common stock covered by this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus or any related prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained or incorporated by reference in this prospectus is accurate only on the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date. Other than as required under the federal securities laws, we undertake no obligation to publicly update or revise such information, whether as a result of new information, future events or any other reason.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

Some of the industry data contained or incorporated by reference in this prospectus is derived from data from various third-party sources. We have not independently verified any of this information and cannot assure you of its accuracy or completeness. Such data is subject to change based on various factors, including those discussed under the “Risk Factors” section beginning on page 3 of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision with respect to our securities. You should read this entire prospectus carefully, especially any risk factors contained or incorporated by reference herein and our financial statements and related notes contained or incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the section titled, “Where You Can Find More Information,” beginning on page 38 of this prospectus. Unless the context indicates otherwise, references to “SINO,” the “Company,” “we,” “us” and “our” or similar terms refer to Sino-Global Shipping America, Ltd., a Virginia corporation and its consolidated subsidiaries.

Our Company

Sino-Global Shipping America, Ltd., a Virginia corporation, was founded in the United States (the “U.S.”) in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value-added services to its customers to drive effectiveness and control in related steps throughout the entire shipping and freight logistics chain. We operate in three segments including (1) inland transportation management services which are operated by our subsidiaries in the U.S. (2) freight logistics services which are operated by its subsidiaries in the PRC and the U.S. and (3) container trucking services which are operated by our subsidiaries in the PRC and our subsidiary in the U.S.

We conduct our business primarily through our wholly-owned subsidiaries in the U.S. (New York and Los Angeles), the People’s Republic of China (“PRC”) (including Hong Kong), Australia, and Canada.

On September 11, 2017 we also set up Ningbo Saimeinuo Supply China Management Ltd. (Sino Ningbo) which mainly engages in transportation management and freight logistics services. Sino Ningbo’s operating results were included in the consolidated financial statements for fiscal year 2018.

On September 3, 2018, we entered into a co-operation agreement with Ningbo Far-East Universal Shipping Agency Co., Ltd (“Ningbo Far-East”) to set up a joint venture in Hong Kong named Bright Far East International Shipping Agency Company, to engage in worldwide shipping agency and management business. We have a 51% ownership in the joint venture. Ningbo Far-East is one of the top ranking shipping agencies for private enterprises in Ningbo and Zhoushan ports in China.

Our corporate structure diagram as of the date of this prospectus is as below:

Corporate Information

Our principal executive offices are located at 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576-1514. Our telephone number at this address is (718) 888-1814. Our shares of common stock are traded on the NASDAQ Capital Market under the symbol “SINO.”

Our Internet website, www.sino-global.com, provides a variety of information about our Company. We do not incorporate by reference into this prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the United States Securities and Exchange Commission (the “SEC”) are available, as soon as practicable after filing, at the investors’ page on our corporate website, or by a direct link to our filings on the SEC’s free website (www.sec.gov).

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THE OFFERING

Common Stock offered by the Selling Shareholders:	4,000,000 shares of common stock issuable upon exercise of the Warrants.

Common stock outstanding prior to this offering:	13,575,535 shares as of November 7, 2018

Use of proceeds:	The Selling Shareholders will receive the proceeds from the sale of the shares of common stock offered hereby. We will not receive any proceeds from the sale of the shares of common stock. However, we may receive proceeds in the aggregate amount of up to $7.0 million if all of the Warrants covered by this prospectus are exercised for cash. See “Use of Proceeds” on page 6 of this prospectus.

Risk Factors:	The purchase of our securities involves a high degree of risk. See “Risk Factors” beginning on page 3 and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our securities.

NASDAQ Capital Market Symbol:	“SINO”

The number of shares of our common stock outstanding, as set forth in the table above, is based on 13,575,535 shares outstanding as of November 7, 2018, and excludes, as of such date:

●	4,000,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $1.75 per share, including the Warrants;

●	85,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $1.21 per share, granted under our 2008 Incentive Plan and our 2014 Incentive Plan; and

●	such number of shares of common stock that are available for future option grants under our 2008 Incentive Plan and our 2014 Incentive Plan.

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RISK FACTORS

Investing in our securities has a high degree of risk. Before making an investment in our securities, you should carefully consider the following risks, as well as the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties of which we are unaware or that we believe are not material at this time could also materially adversely affect our business, financial condition or results of operations. In any case, the value of our securities could decline and you could lose all or part of your investment. See also the information contained under the heading “Cautionary Statement Regarding Forward-Looking Statements” elsewhere in this prospectus.

Since we have broad discretion in how we use any proceeds that we may receive from the exercise of the Warrants, we may use the proceeds in ways with which you disagree.

Our management will have significant flexibility in applying any proceeds we may receive from the exercise of the Warrants. You will be relying on the judgment of our management with regard to the use of these proceeds, and you will not have the opportunity, as part of your investment decision, to influence how the proceeds are being used. It is possible that these proceeds will be invested in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, prospects, operating results and cash flow.

Because we are a small company, the requirements of being a public company, including compliance with the reporting requirements of the Securities Exchange Act, and the requirements of the Sarbanes-Oxley Act and the Dodd-Frank Act, may strain our resources, increase our costs and distract management, and we may be unable to comply with these requirements in a timely or cost-effective manner.

As a public company with listed equity securities, we must comply with the federal securities laws, rules and regulations, including certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Act, related rules and regulations of the SEC and the NASDAQ, with which a private company is not required to comply. Complying with these laws, rules and regulations occupies a significant amount of the time of our Board of Directors and management and significantly increases our costs and expenses. Among other things, we must:

●	maintain a system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	comply with rules and regulations promulgated by the NASDAQ;

●	prepare and distribute periodic public reports in compliance with our obligations under the federal securities laws;

●	maintain various internal compliance and disclosures policies, such as those relating to disclosure controls and procedures and insider trading in our common stock;

●	involve and retain to a greater degree outside counsel and accountants in the above activities;

●	maintain a comprehensive internal audit function; and

●	maintain an investor relations function.

Future sales of our common stock, whether by us or our stockholders, could cause our stock price to decline.

If our existing shareholders sell, or indicate an intent to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline significantly. Similarly, the perception in the public market that our shareholders might sell shares of our common stock could also depress the market price of our common stock. A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities. In addition, the issuance and sale by us of additional shares of our common stock or securities convertible into or exercisable for shares of our common stock, or the perception that we will issue such securities, could reduce the trading price for our common stock as well as make future sales of equity securities by us less attractive or not feasible. The sale of shares of common stock issued upon the exercise of our outstanding options and warrants could further dilute the holdings of our then existing shareholders.

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Securities analysts may not cover our common stock and this may have a negative impact on the market price of our common stock.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over independent analysts (provided that we have engaged various non-independent analysts). We do not currently have and may never obtain research coverage by independent securities and industry analysts. If no independent securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. If we obtain independent securities or industry analyst coverage and if one or more of the analysts who covers us downgrades our common stock, changes their opinion of our shares or publishes inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, demand for our common stock could decrease and we could lose visibility in the financial markets, which could cause our stock price and trading volume to decline.

There has been and may continue to be significant volatility in the volume and price of our common stock on the NASDAQ Capital Market.

The market price of our common stock has been and may continue to be highly volatile. Factors, including timing, progress and results of the development of our newly added bulk cargo container tracking services and our mobile application that will provide a full-service logistics platform between the U.S. and the PRC for short-haul trucking in the U.S.; regulatory matters, concerns about our financial position, operations results, litigation, government regulation, or developments or disputes relating to agreements or proprietary rights, may have a significant impact on the market volume and price of our stock. Unusual trading volume in our shares occurs from time to time.

We have not paid and do not intend to pay dividends on our common stock in the foreseeable future. Any return on investment may be limited to the value of our securities.

We have not paid dividends on our common stock inception, and do not intend to pay any dividends on our common stock in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Accordingly, you will need to rely on sales of your shares of common stock after price appreciation, which may never occur, in order to realize a return on your investment.

The trading market for our common stock is not always active, liquid and orderly, which may inhibit the ability of our shareholders to sell common stock.

The trading market for our common stock is not always active, liquid or orderly. The lack of an active market at times may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital through the issuance of our equity securities (or securities that are convertible into or exercisable therefor).

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus, including the documents referred to in this prospectus or statements of our management referring to our summarizing the contents of this prospectus, include “forward-looking statements”. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results may differ materially or perhaps significantly from those discussed herein, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “project” and other similar expressions. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements included or incorporated by reference in this prospectus or our other filings with the SEC include, but are not necessarily limited to, those relating to:

●	Our ability to timely and properly deliver inland transportation management services, freight logistics services, and container trucking services;

●	Our dependence on a limited number of major customers and related parties;

●	Political and economic factors in China;

●	Our ability to expand and grow our lines of business;

●	Unanticipated changes in general market conditions or other factors which may result in cancellations or reductions in the need for our services;

●	The effect of terrorist acts, or the threat thereof, on consumer confidence and spending or the production and distribution of product and raw materials which could, as a result, adversely affect our services, operations and financial performance;

●	The acceptance in the marketplace of our new lines of services;

●	The foreign currency exchange rate fluctuations;

●	Hurricanes or other natural disasters;

●	Our ability to identify and successfully execute cost control initiatives;

●	The impact of quotas, tariffs or safeguards on our customer products that we service;

●	Our ability to attract, retain and motivate skilled personnel; and

●	Our expansion and growth into other areas of the shipping industry.

 The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained or incorporated by reference herein or risk factors with which we are faced that may cause our actual results to differ from those anticipated in our forward-looking statements. Please see the “Risk Factors” contained in our reports and other filings with the SEC or in this prospectus for additional risks which could adversely impact our business and financial performance.

Moreover, new risks regularly emerge and it is not possible for our management to predict or articulate all risks we face, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included or incorporated by reference in this prospectus are based on information available to us on the date of this prospectus. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained above and throughout this prospectus.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The Selling Shareholders will receive all of the proceeds from this offering. However, we may receive proceeds in the aggregate amount of up to approximately $7.0 million if all of the Warrants that are covered by this prospectus are exercised for cash. We cannot predict when, or if, the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised. We intend to use any proceeds from the exercise of the Warrants for general corporate and working capital purposes.

The Selling Shareholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Shareholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Shareholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET PRICE OF OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is traded on the NASDAQ Stock Market under the symbol SINO. The high and low common stock sales prices per share during the periods indicated were as follows:

	High	Low
Fiscal 2016:
First Quarter	$1.60	$0.81
Second Quarter	1.29	0.69
Third Quarter	0.88	0.40
Fourth Quarter	1.33	0.58

Fiscal 2017:
First Quarter	$2.24	$0.64
Second Quarter	6.73	0.97
Third Quarter	4.70	2.34
Fourth Quarter	3.45	2.57

Fiscal 2018:
First Quarter	$3.07	$2.89
Second Quarter	3.15	2.51
Third Quarter	2.57	1.12
Fourth Quarter	1.48	1.08

On December 3, 2018, the closing price of our common stock on the NASDAQ Stock Market was $1.05 per share.

Approximate Number of Holders of Our Common Stock

As of September 18, 2018, there are 14 holders of record of our common stock. This number does not include shareholders who hold their shares of common stock in street name.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors the Board of Directors may deem relevant. Payments of dividends by Trans Pacific to our company are subject to restrictions including primarily the restriction that foreign invested enterprises may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis of our company’s financial condition and results of operations should be read in conjunction with our consolidated financial statements and the related notes included elsewhere, or incorporated by reference, in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors. We do not undertake any obligation to update forward-looking statements.

Overview

First Quarter 2019 Highlights

Sales in the three months ended September 30, 2018 increased by $1,119,522, or 20.8%, from $5,380,011 for the three months ended September 30, 2017, to $6,499,533. The increase was due to the fact that we continued to expand our freight logistics segment through continuing co-operations with our major customers. Revenue from the freight logistics segment increased approximately $2.0 million or 56.4% compared to the same period in fiscal year 2018. The increase in freight logistics segment was partially offset by the decrease in container trucking services of $360,861 due to decreased container shipments from China to the U.S.

Fiscal year 2018 highlights

Sales in the year ended June 30, 2018 increased by $11,618,950, or 101.5%, from $11,445,613 for the year ended June 30, 2017, to $23,064,563. The increase was mainly due to:

●

We continued to expand our freight logistics segment through continuing co-operations with our major customers. Revenue from the freight logistics segment increased by about $11.0 million or 228.7% compared to 2017.

●

In an effort to diversify our business, in the second quarter of fiscal 2018, we have developed bulk cargo container services segment. Bulk cargo container shipment refers to using containers to ship commodities which traditionally are shipped by freight cargo. The freight cargo rate is usually lower than of the container freight rate, however the transit time is much longer and has high minimum quantity requirements. With the Chinese government banning the import of environmental wastes by the end of 2017, the empty container rate of COSCO Group's container shipping from the United States to China is further reduced. Therefore with the signing of a strategic cooperation agreement COSCO Beijing, we are able to take advantage of the low container rate to jointly promote bulk cargo container transportation. Revenue from bulk cargo container services amounted to $638,227 for fiscal 2018 while we did not have such business in 2017.

●

On September 11, 2017, the Company set up a new wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd. (“Sino Ningbo”), via the wholly-owned entity, Sino-Global Shipping New York Inc. This subsidiary primarily engages in transportation management and freight logistics services. Sino Ningbo’s operating results were included in the consolidated financial statements starting the fourth quarter of fiscal year 2018.

●

On March 14, 2018, we raised approximately $2.6 million net proceeds in a registered direct offering for an aggregate of 2,000,000 shares of our common stock at $1.50 per Share. The offering is concurrent with a private placement of two series of warrants as described elsewhere in this prospectus.

2019 Trends

In the past few years, we have sought diversification for our business and have developed freight logistics, container trucking and inland transportation management segments and temporarily suspended our shipping agency business. However, with our decades of experiences in shipping agency business and solid business relationships, we believe it is for the Company’s best interest to redirect our focus to this segment in 2019 based on our assessment of current global trading environments. To our understanding, we are one of the few shipping agents specialized in providing a full range of general shipping agency services in China and the only shipping agency company listed on a major stock exchange in the U.S. as most other shipping agencies are much smaller. The market in this industry is fragmented. The setup of Bright Far East International Shipping Agency allows us to use our resources such as our customer base, our IT infrastructure currently under development, and our business insight to build a global network of shipping agencies. In addition, our current business segments like freight logistics and container trucking can also be integrated and provide more comprehensive logistics services for our customers.

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Our plan is to develop a shipping agency network in China and South East Asia during the next three years and to expand our shipping agency network worldwide. We plan to build the network through acquisitions or strategic partnerships with other shipping agencies in different ports worldwide. Our shipping agency business will be mostly conducted through our subsidiaries in China, Hong Kong, Australia, and Canada.

On November 1, 2018, the Company signed a five-year strategic cooperation agreement with a Hong Kong listed Company, Sinco Pharmaceuticals Holdings Ltd (“Sinco”) pursuant to which both Companies will contribute their resources and expertise to develop cold chain logistics in China.

Company Structure

The Company, founded in 2001, is a non-asset based global shipping and freight logistics integrated solution provider. We provide tailored solutions and value-added services for our customers to drive effectiveness and control in related steps throughout the entire shipping and freight logistics chain. We conduct our business primarily through our wholly-owned subsidiaries in the U.S., the People’s Republic of China (the “PRC”) (including Hong Kong), Australia and Canada. The majority of our business is generated from clients located in the PRC and the U.S.

We operate in three segments including (1) inland transportation management services which are operated by our subsidiaries in the U.S., (2) freight logistics services which are operated by our subsidiaries in the PRC and the U.S., and (3) container trucking services which are operated by our subsidiaries in the PRC and our subsidiary in the U.S.

On September 11, 2017 we also set up Ningbo Saimeinuo Supply China Management Ltd. (Sino Ningbo) which mainly engages in transportation management and freight logistics services. Sino Ningbo’s operating results were included in the consolidated financial statements for fiscal year 2018.

On September 3, 2018, we entered into a co-operation agreement with Ningbo Far-East Universal Shipping Agency Co., Ltd (“Ningbo Far-East”) to set up a joint venture in Hong Kong named Bright Far East International Shipping Agency Company, to engage in worldwide shipping agency and management business. The Company has a 51% ownership in the joint venture. Ningbo Far-East is one of the top ranking shipping agencies for private enterprises in Ningbo and Zhoushan ports in China.

Our corporate structure diagram as of the date of this prospectus is as below:

Results of Operations

Fiscal Year Ended June 30, 2018 Compared to Fiscal Year Ended June 30, 2017

Revenues

Total revenues increased by $11,618,950 or 101.5%, from $11,445,613 for the year ended June 30, 2017 to $23,064,563 for the fiscal 2018. The increase was mainly due to the Company’s continuing efforts to diversify its business, resulting in the rise in revenues generated from its freight logistics services, container trucking services and bulk cargo container services segments while revenue from inland transportation management services had a slight decrease of 4.5%.

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The following tables present summary information by segment for the years ended June 30, 2018 and 2017:

	For the year ended June 30, 2018
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$2,059,406	$-	$-	$-	$2,059,406
- Third parties	$3,441,001	$15,829,444	$1,096,485	$638,227	$21,005,157
Total	$5,500,407	$15,829,444	$1,096,485	$638,227	$23,064,563
Cost of revenues	$874,760	$13,519,486	$696,998	$494,449	$15,585,693
Gross profit	$4,625,647	$2,309,958	$399,487	$143,778	$7,478,870
Depreciation and amortization	$72,954	$1,902	$20,063	$-	$94,919
Total capital expenditures	$-	$778,182	$44,595	$-	$822,777

Gross profit margin	84.1%	14.6%	36.4%	22.5%	32.4%

	For the year ended June 30, 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	$2,746,423	$-	$-	$-	$2,746,423
- Third parties	$3,012,177	$4,815,450	$871,563	$-	$8,699,190
Total revenues	$5,758,600	$4,815,450	$871,563	$-	$11,445,613
Cost of revenues	$620,259	$3,710,364	$649,968	$-	$4,980,591
Gross profit	$5,138,341	$1,105,086	$221,595	$-	$6,465,022
Depreciation and amortization	$27,857	$21,510	$-	$-	$49,367
Total capital expenditures	$61,359	$1,053	$-	$-	$62,412

Gross profit margin	89.2%	22.9%	25.4%	-	56.5%

	% changes For the year ended June 30, 2018 to 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Bulk Cargo Container Services	Total
Revenues
- Related party	(25.0)%	-	-		(25.0)%
- Third parties	14.2%	228.7%	25.8%		141.5%
Total revenues	(4.5)%	228.7%	25.8%		101.5%
Cost of revenues	41.0%	264.4%	7.2%		212.9%
Gross profit	(10.0)%	109.0%	80.3%		15.7%
Depreciation and amortization	161.9%	(91.2)%	-		92.3%
Total capital expenditures	(100.0)%	73,801.4%	-		1,218.3%

Revenues

(1) Revenues from Inland Transportation Management Services

In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group, a related party, whereby the Company agreed to provide certain solutions to help control the potential loss of commodities during the transportation process. The Company also began providing inland transportation management services to a third-party customer, Tengda Northwest, following the quarter ended September 2014. Both contracts have been extended to FY 2019. For Tengda Northwest, the service fee charge was RMB 32 per ton and RMB 38 per ton for Zhiyuan Investment Group. The rates are determined by the scope of services provided.

9

For the years ended June 30, 2018 and 2017, inland transportation management services generated related party revenue of $2,059,406 and $2,746,423, respectively, representing a 25.0% decrease. The decrease was mainly from a decrease in quantity transported of 354,852 tons for the year ended June 30, 2018 compared to 498,210 tons for the year ended June 30, 2017 coupled with the effects of depreciation of USD against RMB. The exchange rate for US$1 to RMB was 6.51 for the year ended June 30, 2018 compared to 6.81 for the year ended June 30, 2017.

Revenue generated from Tengda for the years ended June 30, 2018 and 2017 amounted to $3,441,001 and $3,012,177, respectively. The overall increase in revenue of $428,824 or 14.2% was mainly due to the increase in quantity transported. Transported quantities were 697,285 tons for the year ended June 30, 2018 compared to 648,739 tons for the year ended June 30, 2017. The 7.5% increase in quantity was combined with the effect of currency fluctuation resulting in 14.2% increase in revenue.

For the years ended June 30, 2018 and 2017, gross profit of inland transportation management services amounted to $4,625,647 and $5,138,341, respectively, representing a 10.0% decrease. Overall gross margins for this segment decreased to 84.1% for the year ended June 30, 2018 from 89.2% for the year ended June 30, 2017. The decrease of gross margins in the current year was due to decrease in revenue of the customer with a higher margin.

(2) Revenues from Freight Logistic Services

Freight logistics services; mainly include cargo forwarding, brokerage and other freight services. During the year ended June 30, 2018, revenues generated by freight logistics services has increased $11,013,994 or 228.7% and gross profit margin decreased by 8.4% from 22.9% to 14.6% compared to the same period in 2017.

Revenue increase was primarily due to services provided to two of our clients; approximately $15.1 million or 95.6% of revenue was generated from the current period, as compared to $2.2 million in the corresponding period in 2017. The increase in sales is mainly from services provided to major customers who ship minerals and coals between Australia and China. The gross margin decreased 8.4% primarily due to the change in the kind of services provided. Even with the same customer, every transaction has a unique gross margin according to differing service scopes. Usually, a business in full-scale scope has a higher gross margin, and the business with fragmented scope has a lower gross margin. Our fragmented scope business increased significantly, such as revenue from the two major customers, and contributed a much higher portion of revenue in this sector than full-scale business compared to the prior period.

On January 5, 2017, we entered into a joint venture agreement with Jetta Global Logistics Inc. (“Jetta Global”) and formed a new joint venture company named ACH Trucking Center Corp. (“ACH Center”). Along with the establishment of ACH Center, we began providing short haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. We held a 51% ownership stake in ACH Center. Although the establishment of ACH Center brought benefits for us and Jetta Global, it could not satisfy long term development for both us and Jetta Global. We signed a termination agreement with Jetta Global to terminate the joint venture agreement on December 4, 2017. As ACH center’s operating revenue was less than 1% of our consolidated revenue and the termination did not constitute a strategic shift that will have a major effect on our operations and financial results, the results of operations for ACH Center were not reported as discontinued operations. Revenue from ACH Center amounted to $46,935 or 0.3% of the segment’s revenue for the year ended June 30, 2018 and gross profit from ACH Center amounted to $13,989 representing 0.6% of the segment’s gross profit.

(3) Revenues from Container Trucking Services

Since we completed our web-based short-haul container trucking service platform, we began generating revenue from short-haul trucking and containers services through the service platform. For the year ended June 30, 2018, revenue generated from container trucking services was $1,096,485, and the related gross profit was $399,487. Overall revenue from this segment increased by $224,922 or 25.8% and gross profit margin increase by 11.0% was mainly due to the increase of trucking services in US and the utilization of the web based platform.

Revenue from ACH Center amounted to $42,968 or 3.9% of the segment’s revenue for the year ended June 30, 2018 and gross profit from ACH Center amounted to $4,297 representing 1.1% of the segment’s gross profit.

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(4) Bulk Cargo Container Service

In the second quarter of fiscal 2018, we separated our bulk cargo container services as a unique segment.

Bulk cargo container shipment refers to using containers to ship commodities which traditionally uses freight cargo. The freight cargo rate is usually lower than of the of container freight rate, however the transit time is much longer and has high minimum quantity requirements. With the Chinese government banning the import of environmental wastes by the end of 2017, the empty container rate of COSCO Group's container shipping from the United States to China is further reduced. Therefore with the signing of a strategic cooperation agreement with COSCO Beijing, we are able to take advantage of the low container rate to jointly promote bulk cargo container transportation.

For the year ended June 30, 2018, we shipped 140 containers with 18 tons per container of sulfur from Long Beach, CA in the U.S. to our customers in China. The arrangement included coordinating with the customer to sign the purchase contract with sulfur suppliers in the United States, organizing the container shipping, and custom clearance; all of which have been fulfilled when we shipped the product to the customer’s designated port, Qingdao PRC. Gross revenue generated from the bulk cargo container services was $638,227 and the related cost was $494,449 with gross profit of $143,778 or 22.5%. We were the agent in this transaction as we did not take any inventory risk; we reported revenue on a net basis less the cost of sulfur. Due to the integrated and value added services we provide to our customers, the average gross profit was higher than freight logistics.

Operating Costs and Expenses

Total operating costs and expenses increased by $13,904,664 or 166.6%, from $8,344,431 for the year ended June 30, 2017 to $22,249,095 for the year ended June 30, 2018. This increase was primarily due to the increase in general and administrative expenses and selling expenses partially offset by the increase in cost of revenues as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the years ended June 30,
	2018		2017		Change
	US$	%	US$	%	US$	%

Revenues	23,064,563	100.0%	11,445,613	100.0%	11,618,950	101.5%
Cost of revenues	15,585,693	67.6%	4,980,591	43.5%	10,605,102	212.9%
Gross margin	32.4%		56.5%		-24.1%

General and administrative expenses	6,202,555	26.9%	3,152,336	27.5%	3,050,219	96.8%
Selling expenses	458,166	2.0%	211,504	1.8%	246,662	116.6%
Total Costs and Expenses	22,246,414	96.5%	8,344,431	72.8%	13,904,983	166.6%

Costs of Revenues

The cost of revenues was $15,585,693 for the year ended June 30, 2018, an increase of $10,605,102, or 212.9%, as compared to $4,980,591 for the year ended June 30, 2017. The overall cost of revenues as a percentage of our revenues increased from 43.5% for the year ended June 30, 2017, to 67.6% for the year ended June 30, 2018. 92.5% of increase was mainly from freight logistics services segment due to increase in freight cost of carriers as a result of rising fuel costs. Cost of revenue for freight logistics and container trucking services are mainly freight cost to various freight carriers.

Cost of revenue for inland transportation segment consisted mainly of the cost of labor and other overhead costs and cost of revenue for bulk container cargo segments were costs paid to COSCO for container shipments. The decrease in overall gross profit margin of 24.1% is mainly due to different scope of services we provided to customers.

General and Administrative Expenses

The Company’s general and administrative expenses consist primarily of salaries and benefits, office rent, office expenses, regulatory filing and listing fees, amortization of stock-based compensation expenses, legal, accounting and other professional service fees. For the year ended June 30, 2018, we had $6,202,555 of general and administrative expenses, as compared to $3,152,336 for the year ended June 30, 2017, an increase of $3,050,219, or 96.8%. Stock-based compensation to business consultants amounted to $621,834 while stock-based compensation to management and employees amounted to $1,041,665, representing a total of 134.3% increase from 2017. The Company’s provision for doubtful accounts was $1,726,599 in 2018 compared with a recovery of doubtful accounts of $18,912 in 2017. The increase was due to a change in the allowance policy to reserve any past due amounts over 180 days compared to 365 days in the previous year. As we continue our business relationship with several large customers, we are giving them more time to pay, however we are monitoring the payments closely and do not think there are any collection issues with respect to our trade accounts receivable. General and administrative expenses as a percentage of revenue remained consistent at 26.9% and 27.5% for the years ended June 30, 2018 and 2017, respectively.

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Selling Expenses

Our selling expenses consist primarily of business promotion and salaries and commissions for our operating staff at the ports at which we provide services. For the year ended June 30, 2018, we had $458,166 of selling expenses as compared to $211,504 for the year ended June 30, 2017, an increase of $246,662, or 116.6%. We increased our business development efforts to explore new business opportunities while maintaining our current customer relationships. As a percentage of revenue, our selling expenses was 2.0% for the year ended June 30, 2018 compared to 1.8% for the corresponding period in 2018.

Operating Income

We had operating income of $818,149 for the year ended June 30, 2018, compared to an operating income of $3,101,182 for the comparable period ended June 30, 2017. The decrease was mainly due to increased costs of revenue and selling, general and administrative expenses discussed above.

Financial Income, Net

Our net financial income was $79,502 for the year ended June 30, 2018, compared to $30,278 for the same period in 2017. We have operations in the U.S., Canada, Australia, Hong Kong and the PRC, and our financial income for this reporting period primarily reflects the foreign currency transaction income or loss expressed in U.S. Dollars.

Taxation

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 35% to 21%. Since we have a June 30 fiscal year-end, a blended U.S. statutory federal rate of approximately 28% for the fiscal year ending June 30, 2018 is applied to the provision for income tax, and a 21% for subsequent fiscal years.

As of June 30, 2018, we re-measured deferred tax assets based on current effective rate of 21% at which these deferred tax amounts are expected to reverse in the future. In addition, we are subject to a one-time transition tax for all untaxed foreign earnings of its foreign subsidiaries. Foreign earnings held in the form of cash and cash equivalents are taxed at a 15.5% rate, and the remaining earnings are taxed at a rate of 8%, net of certain exemptions.

We recorded an income tax expense of $949,659 for the year ended June 30, 2018 compared to income tax benefit of $472,084 for 2017. Current income tax increased by $557,442 or 201.0% compare to the prior year, resulting mainly from an increase in net income from operations in China and the U.S. We had approximately $4.6 million of taxable income in the US which includes non-deductible stock compensation expenses of $1.0 million, $1.7 million increase in allowance for doubtful accounts and $2.6 million of one time transition tax. A total of approximately $4.6 million of NOL was utilized and the tax benefit derived from such NOL was approximately $1.3 million. Approximately $2.6 million of NOL was applied to the transition tax and the rest was applied to current year taxable income. Federal NOL at June 30, 2018 was approximately $1.5 million which are all pre-2017 NOL that expires in 2036.

During the year ended June, 2018, we recognized a total deferred income tax expense of $114,901, which was mainly due to the increase in allowance for bad debts, decrease in net operating loss (“NOL”) and decrease in the valuation allowance against the deferred tax assets, based on the Company’s latest projected taxable income.

We periodically evaluate the likelihood of the realization of deferred tax assets, and reduce the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. We consider many factors when assessing the likelihood of future realization of the deferred tax assets, including our recent cumulative earnings, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. We have provided an allowance against the deferred tax assets balance as of June 30, 2018. The net decrease in valuation for June 30, 2018 amounted to $1,350,100, on the basis of management’s reassessment of the amount of its deferred tax assets that are more likely than not to be realized. Management considers new evidence, both positive and negative, that could affect its future realization of deferred tax assets. Due the Company’s forecasted pretax income and continuing utilization of NOL, management has determined that there is sufficient positive evidence to conclude that it is more likely than not that all of its deferred taxes are realizable.

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Net Income

As a result of the foregoing, we had net income of $523,107 for the year ended June 30, 2018, compared to $3,603,544 for the year ended June 30, 2017. After the deduction of non-controlling interest, net income attributable to Sino-Global was $459,051 for the year ended June 30, 2018, compared to $3,624,892 for the year ended June 30, 2017. Including comprehensive income from foreign currency translation, comprehensive income attributable to the Company was $601,208 for the year ended June 30, 2018, compared to a comprehensive income attributable to the Company was $3,491,235 for the year ended June 30, 2017.

Three Months Ended September 30, 2018 Compared to the Three Months Ended September 30, 2017

Revenues

Revenues increased by $1,119,522 or 20.8%, from $5,380,011 for the three months ended September 30, 2017 to $6,499,533 for the same period in 2018. The increase was due to our continuing efforts to diversify our business, resulting in the rise in revenues generated from its freight logistics services segment, which was offset by the decreased revenues from container trucking services and inland transportation management services.

The following tables present summary information by segment for the three months ended September 30, 2018 and 2017:

	For the Three Months Ended September 30, 2018
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	$322,000	$-	$-	$322,000
- Third parties	$598,000	$5,487,553	$91,980	$6,177,533
Total	$920,000	$5,487,553	$91,980	$6,499,533
Cost of revenues	$59,874	$4,965,992	$57,966	$5,083,832
Gross profit	$860,126	$521,561	$34,014	$1,415,701
Depreciation and amortization	$20,488	$476	$4,751	$25,715
Total capital expenditures	$-	$-	$830	$830

Gross profit margin	93.5%	9.5%	37.0%	21.8%

	For the Three Months Ended September 30, 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	$565,160	$-	$-	$565,160
- Third parties	$853,306	$3,508,704	$452,841	$4,814,851
Total revenues	$1,418,466	$3,508,704	$452,841	$5,380,011
Cost of revenues	$182,150	$3,140,592	$343,176	$3,665,918
Gross profit	$1,236,316	$368,112	$109,665	$1,714,093
Depreciation and amortization	$7,661	$475	$5,067	$13,203
Total capital expenditures	$-	$5,077	$-	$5,077

Gross profit margin	87.2%	10.5%	24.2%	31.9%

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	% Changes For the Three Months ended September 30, 2018 to 2017
	Inland Transportation Management Services	Freight Logistics Services	Container Trucking Services	Total
Revenues
- Related party	(43.0)%	-	-	(43.0)%
- Third parties	(29.9)%	56.4%	(79.7)%	28.3%
Total revenues	(35.1)%	56.4%	(79.7)%	20.8%
Cost of revenues	(67.1)%	58.1%	(83.1)%	38.7%
Gross profit	(30.4)%	41.7%	(69.0)%	(17.4)%
Depreciation and amortization	167.4%	0.2%	(6.2)%	94.8%
Total capital expenditures	-	(100.0)%	100.0%	(83.7)%

Revenues

(1) Revenues from Inland Transportation Management Services

In September 2013, the Company executed an inland transportation management service contract with Zhiyuan Investment Group, a related party, whereby the Company agreed to provide certain solutions to help control the potential loss of commodities during the transportation process. The Company also began providing inland transportation management services to a third-party customer, Tengda Northwest, following the quarter ended September 2014. Both contracts have been extended to FY 2019. For Tengda Northwest, the service fee charge was RMB 32 per ton and RMB 38 per ton for Zhiyuan Investment Group. The rates are determined by the scope of services provided.

For the three months ended September 30, 2018 and 2017, inland transportation management services generated related party revenue of $322,000 and $565,160, respectively, representing a 43.0% decrease. The decrease was mainly from a decrease in quantity transported of 57,621 tons for the three months ended September 30, 2018 compared to 100,056 tons for same period in 2017 coupled with the effects of appreciation of USD against RMB. The exchange rate for US$1 to RMB was 6.80 for the three months ended September 30, 2018 as compared to 6.67 for the same period in 2017.

Revenue generated from Tengda for the three months ended September 30, 2018 and 2017 amounted to $598,000 and $853,306, respectively. The overall decrease in revenue of $255,306 or 29.9% was mainly due to the decrease in quantity transported. Transported quantities were 127,075 tons for the three months ended September 30, 2018 compared to 177,183 tons for the same period in 2017. The 28.3% decrease in quantity was combined with the effect of currency fluctuations resulted in the decrease in revenue.

For the three months ended September 30, 2018 and 2017, gross profit of inland transportation management services amounted to $860,126 and $1,236,316, respectively, representing a 30.4% decrease. Overall gross margins for this segment increased to 93.5% for the quarter ended September 30, 2018 from 87.2% for the same period in 2017. The increase of gross margins in the current period was due to the increase in revenue of the customer with higher margin revenue.

(2) Revenues from Freight Logistic Services

Freight logistics services mainly include cargo forwarding, brokerage and other freight services. During the three months ended September 30, 2018, revenues increased $1,978,849 or 56.4%.

The revenue increase was primarily due to the increase of our customer base with larger transaction amounts. Two of our major customers during the three months ended September 30, 2018 collectively attributed approximately $3.2 million or 59.2% of the revenues generated. However, our gross profit margin decreased by 1.0% from 10.5% for the three months ended September 30, 2017 to 9.5% for the same period in 2018 due to higher percentage increase in costs. Even with the same customer, every transaction has a unique gross margin due to differing service scopes. Usually, an engagement where the Company provides a broader set of services generates a higher gross margin, and an engagement of a more limited scope has a lower gross margin. Our proportion of limited scope engagements increased significantly, such as revenue from the two major customers, and contributed a much higher portion of revenue in this sector than full-service business compared to the prior period.

(3) Revenues from Container Trucking Services

For the three months ended September 30, 2018 and 2017, revenues generated from container trucking services were $91,980 and 452,841, respectively. Overall revenues from this segment decreased by $360,861 or 79.7%. The decrease was partially due to the disposition of our former joint venture company named ACH Trucking Center Corp. (“ACH Center”), which had $84,250 in revenues for the three months ended September 30, 2017. The decrease in revenues from this segment was primarily due to the pending trade negotiation with China which decreased container shipments from China to the U.S. The related gross profit decreased by $75,651 from $109,665 for the three months ended September 30, 2017 to $34,014 for the same period in 2018. However, gross profit margin increased by 12.8% because we had a higher percentage of a decrease in costs.

14

Operating Costs and Expenses

Operating costs and expenses increased by $3,402,501 or 76.4%, from $4,451,741 for the three months ended September 30, 2017 to $7,854,242 for the three months ended September 30, 2018. This increase was due to the increase in general and administrative expenses, selling expenses and cost of revenues as discussed below.

The following table sets forth the components of the Company’s costs and expenses for the periods indicated:

	For the Three Months Ended September 30,
	2018		2017		Change
	US$	%	US$	%	US$	%

Revenues	6,499,533	100.0%	5,380,011	100.0%	1,119,522	20.8%
Cost of revenues	5,083,832	78.2%	3,665,918	68.1%	1,417,914	38.7%
Gross margin	21.8%		31.9%		(10.1)%

General and administrative expenses	2,662,041	41.0%	763,357	14.2%	1,898,684	248.7%
Selling expenses	108,369	1.7%	22,466	0.4%	85,903	382.4%
Total Costs and Expenses	7,854,242	120.9%	4,451,741	82.7%	3,402,501	76.4%

Cost of Revenues

Cost of revenues was $5,083,832 for the three months ended September 30, 2018, an increase of $1,417,914, or 38.7%, as compared to $3,665,918 for the same period in 2017. The overall cost of revenues as a percentage of our revenues increased from 68.1% for the three months ended September 30, 2017, to 78.2% for the three months ended September 30, 2018. The increase of costs was mainly from the freight logistics services segment due to an increase in freight cost of carriers as well as a result of rising fuel costs. Cost of revenues for freight logistics and container trucking services are mainly freight costs to various freight carriers.

Cost of revenues for inland transportation segment consisted mainly of the cost of labor and other overhead costs. The decrease in overall gross profit margin of 10.1% is mainly due to different scope of services we provided to customers.

General and Administrative Expenses

The Company’s general and administrative expenses consist primarily of salaries and benefits, office rent, office expenses, regulatory filing and listing fees, amortization of stock-based compensation expenses, legal, accounting and other professional service fees. For the three months ended September 30, 2018, we had $2,662,041 of general and administrative expenses, as compared to $763,357 for the three months ended September 30, 2017, an increase of $1,898,684, or 248.7%. Stock-based compensation to business consultants amounted to $253,208 while stock-based compensation to management and employees amounted to $564,000, representing a total of 1,210.2% increase from the three months ended September 30, 2017. The Company’s provision for doubtful accounts was $871,081 for the three months ended September 30, 2018 compared with a recovery of doubtful accounts of $24,536 for the same period in 2017. The increase was due to slower collections from customers in the inland transportation segment. As we continue our business relationship with several large customers as we are monitoring the collection closely with respect to our trade accounts receivable. General and administrative expenses as a percentage of revenue increased from 14.2% for the three months ended September 30, 2017 to 41.0% for the same period in 2018, which is mainly attributable to the higher percentage increase in amortization of stock based compensation compared to revenues.

Selling Expenses

Our selling expenses consist primarily of business promotion and salaries and commissions for our operating staff at the ports at which we provide services. For the three months ended September 30, 2018, we had $108,369 of selling expenses as compared to $22,466 for the three months ended September 30, 2017, an increase of $85,903, or 382.4%. We increased our business development efforts to explore new business opportunities while maintaining our current customer relationships. As a percentage of revenue, our selling expenses was 1.7% for the three months ended September 30, 2018 compared to 0.4% for the corresponding period in 2017.

15

Operating Income (Loss)

We had an operating loss of $1,354,709 for the three months ended September 30, 2018, compared to an operating income of $928,270 for the comparable period in 2017. The decrease was mainly due to the increased costs included in revenue and selling, general and administrative expenses discussed above.

Financial Income, Net

Our net financial income was $712 for the three months ended September 30, 2018, compared to $84,796 for the same period in 2017. We have operations in the U.S., Canada, Australia, Hong Kong and the PRC, and our financial income for this reporting period primarily reflects the foreign currency transaction income or loss expressed in U.S. dollars.

Taxation

On December 22, 2017, the “Tax Cuts and Jobs Act” (the “Act”) was enacted. Under the provisions of the Act, the U.S. corporate tax rate decreased from 35% to 21%. Since we have a June 30 fiscal year-end, a blended U.S. statutory federal rate of approximately 28% for the fiscal year ending June 30, 2018 is applied to the provision for income tax, and a 21% for subsequent fiscal years.

As of September 30, 2018, we re-measured deferred tax assets based on current effective rate of 21% at which these deferred tax amounts are expected to reverse in the future.

We have incurred a cumulative pre-2017 net operating loss (“NOL”) of approximately $1,531,000 as of June 30, 2018 which may reduce future federal taxable income. The NOL will expire in 2036. During the three months ended September 30, 2018, a total of approximately $0.2 million of NOL was generated and the tax benefit derived from such NOL was approximately $48,000. We recorded an income tax benefit of $66,466 for the three months ended September 30, 2018 compared to income tax expense of $296,429 for the same period in 2017. For the three months ended September 30, 2018, current income tax decreased by $68,495 or 34.9% compare to the same period in 2017, the decrease is mainly caused by the decrease in net income from operations in China and the U.S. We had approximately $0.2 million of operating loss in the US which includes non-deductible stock compensation expenses of $0.6 million and $0.9 million increase in allowance for doubtful accounts.

During the three months ended September 30, 2018, we recognized a total deferred income tax benefit of $194,500, which was mainly due to the increase in allowance for bad debts and the increase in net operating loss (“NOL”).

We periodically evaluate the likelihood of the realization of deferred tax assets and reduce the carrying amount of the deferred tax assets by a valuation allowance to the extent it believes a portion will not be realized. We consider many factors when assessing the likelihood of future realization of the deferred tax assets, including our recent cumulative earnings, expectation of future income, the carry forward periods available for tax reporting purposes, and other relevant factors. We have provided an allowance against the deferred tax assets balance as of September 30, 2018. The net decrease in valuation for September 30, 2018 amounted to $119,500, on the basis of management’s reassessment of the amount of its deferred tax assets that are more likely than not to be realized. Management considers new evidence, both positive and negative, that could affect its future realization of deferred tax assets. Due the Company’s forecasted pretax income and continuing utilization of NOL, management has determined that there is sufficient positive evidence to conclude that it is more likely than not that all of its deferred taxes are realizable.

Net Income

As a result of the foregoing, we had a net loss of $1,287,531 for the three month ended September 30, 2018, compared to net income of $716,637 for the three months ended September 30, 2017. After the deduction of non-controlling interest, net loss attributable to Sino-Global was $1,316,762 for the three month ended September 30, 2018, compared to net income attributable to Sino-Global of $617,189 for the three months ended September 30, 2017. Comprehensive income from foreign currency translation, comprehensive loss attributable to the Company was $1,856,418 for the three months ended September 30, 2018, compared to a comprehensive income attributable to the Company of $723,67 for the three months ended September 30, 2017.

16

Liquidity and Capital Resources

Cash Flows and Working Capital (September 30, 2018)

As of September 30, 2018, we had $987,031 in cash. We held approximately 75.1% of our cash in banks located in New York, Los Angeles, Canada, Australia and Hong Kong and held approximately 24.9% of our cash in banks located in the PRC.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the Three Months Ended September 30,
	2018	2017
Net cash used in operating activities	$(5,838,443)	$(820,489)
Net cash used in investing activities	$(830)	$(5,077)
Net decrease in cash	$(6,111,228)	$(806,356)
Cash at the beginning of period	$7,098,259	$8,733,742
Cash at the end of period	$987,031	$7,927,386

The following table sets forth a summary of our working capital:

	September 30, 2018	June 30, 2018	Diff.	%

Total Current Assets	$15,542,498	$22,392,281	$(6,849,783)	(30.6)%
Total Current Liabilities	$3,729,770	$6,622,553	$(2,892,783)	(43.7)%
Working Capital	$11,812,728	$15,769,728	$(3,957,000)	(25.1)%
Current Ratio	4.17	3.38	0.79	23.2%

We finance our ongoing operating activities primarily by using funds from our operations and raising capital. We routinely monitor current and expected operational requirements to evaluate the use of available funding sources. In assessing liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future and the Company’s operating and capital expenditure commitments. The Company plans to fund continuing operations through identifying new prospective joint venture and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. Considering our existing working capital position and ability to access other funding sources, management believes that the foregoing measures will provide sufficient liquidity for the Company to meet its future liquidity and capital obligations.

Cash Flows and Working Capital (June 30, 2018)

As of June 30, 2018, we had $7,098,259 in cash and cash equivalents. We held approximately 12.2% of our cash in banks located in New York, Los Angeles, Canada, Australia and Hong Kong and held approximately 87.8% of our cash in banks located in the PRC.

The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended June 30,
	2018	2017
Net cash provided by(used in) operating activities	$(1,807,652)	$2,994,770
Net cash used in investing activities	$(2,452,884)	$(62,412)
Net cash provided by financing activities	$2,585,091	$4,402,488
Net increase (decrease) in cash and cash equivalents	$(1,635,483)	$7,347,748
Cash and cash equivalents at the beginning of year	$8,733,742	$1,385,994
Cash and cash equivalents at the end of year	$7,098,259	$8,733,742

The following table sets forth a summary of our working capital:

	June 30, 2018	June 30, 2017	Diff.	%

Total Current Assets	$23,832,388	$16,754,888	$7,077,500	42.2%
Total Current Liabilities	$6,622,553	$3,086,496	$3,536,057	114.6%
Working Capital	$17,209,835	$13,668,392	$3,541,443	25.9%
Current Ratio	3.60	5.43	(1.83)	(33.7)%

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We finance our ongoing operating activities primarily by using funds from our operations and raising capital. We routinely monitor current and expected operational requirements to evaluate the use of available funding sources. In assessing liquidity, management monitors and analyzes the Company’s cash on-hand, its ability to generate sufficient revenue sources in the future and the Company’s operating and capital expenditure commitments. The Company plans to fund continuing operations through identifying new prospective joint venture and strategic alliance opportunities for new revenue sources, and by reducing costs to improve profitability and replenish working capital. Considering our existing working capital position and ability to access other funding sources, management believes that the foregoing measures will provide sufficient liquidity for the Company to meet its future liquidity and capital obligations.

Operating Activities

Our net cash used in operating activities was $5.84 million for the three months ended September 30, 2018 compared to net cash used in operating activities of $0.82 million for the same period in 2017. The increase in operating cash outflow is primarily attributable to our net loss of $1.29 million, in which $0.81 million was non-cash stock compensation expense. We had an increase of $3.71 million in accounts receivable offset by $0.87 million of provision for doubtful accounts, an increase in advances to third party suppliers as we paid out $0.79 million in prepaid freight fees, a decrease in advances to related party supplier as we collected a reimbursement of $3.3 million from Zhiyuan Hong Kong, an increase of $2.51 million in deposits offset by a decrease of $0.81 million in due from related parties, and an increase of $2.80 million in accounts payable.

Our net cash used in operating activities was $0.82 million for three months ended September 30, 2017, including net income of $0.7 million from increased revenue generated from freight logistics services and the container trucking platform and decreased general and administrative expenses and sales expenses. In the current period, accounts receivable increased by $1.71 million and the amount due from related parties increased $0.57 million because of increased revenue for the period. On the other hand, accounts payable increased by $0.66 million mainly due to cost of revenue increased as sulphur business started. Cash outflows of operating activities for the three months ended September 30, 2017 reflect the above mentioned major factors.

Our net cash used in operating activities was $1.81 million for the year ended June 30, 2018 compared to net cash provided by operating activities of $3.0 million for the year ended June 30, 2017. The decrease in operating cash outflow is due to a decrease of net income from $3.6 million to $0.52 million, an increase of $7.42 million in accounts receivable as we grant more credit and longer terms to continued customers as a result of sales increase, an increase of $0.66 million in advance freight costs, a $0.28 million increase in prepaid expenses offset by an increase of $3.06 million in accounts payable and $0.75 million in taxes payable.

Our net cash derived from operating activities was $3.0 million for the year ended June 30, 2017, including net income of $3.60 million from increased revenue generated from inland transportation management services, freight logistics services with strong margin contributions and decreased general and administrative expenses. In addition, advances to suppliers-third parties decreased significantly by $2.09 million because we received certain freight services regarding to our prepayments pursuant to our Memorandum of Understanding with Singapore Metals & Minerals Pte Ltd. and Galasi Jernsih Sdn BHD. However, advances to suppliers-related party increased by $3.32 million because of the Cooperative Transportation Agreement that was signed with Zhiyuan International Investment & Holding Group (Hong Kong) Co., Ltd. (“Zhiyuan Hong Kong”), a related party, pursuant to which we advanced transportation payments of approximately $3.33 million during the year ended June 30, 2017. Cash inflows from operating activities for the year ended June 30, 2017 reflect the above mentioned factors.

Investing Activities

Net cash used in investing activities was $830 for the three months ended September 30, 2018 while $5,077 was used in the same period of 2017 for purchase of office equipment.

Net cash used in investing activities was $2.45 million for the year ended June 30, 2018 compared to net cash used in investing activities of $0.06 million for the same period of 2017. For the year ended June 30, 2018, The cash outflow is mainly use for leasehold improvements $0.82 million of our offices and purchase of equipment of $0.2 million to implement our logistics platform software. In order to further improve our IT infrastructure we made a prepayment to upgrade our server and ERP system of $1.4 million while for the year ended June 30, 2017, we only purchased office equipment of $0.06 million.

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Financing Activities

We did not have any financing activities for both the three months ended September 30, 2018 and 2017.

Net cash provided by financing activities was $2.59 million for the year ended June 30, 2018 compared to $4.4 million for the year ended June 30, 2017. For the year ended June 30, 2018, we received net proceeds in the amount of $2.59 million from issuance of 2 million shares of our common stock from a registered direct offering.

Net cash provided by financing activities was $4.4 million for the year ended June 30, 2017, of which $0.08 million was from exercise of 75,000 shares stock options were exercised by our employees. In addition, the Company received net proceeds in the amount of $4.3 million from a registered direct sale of 1.5 million shares of our common stock to institutional investors.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with US GAAP. These accounting principles require us to make judgments, estimates and assumptions on the reported amounts of assets and liabilities at the end of each fiscal period, and the reported amounts of revenues and expenses during each fiscal period. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable.

There have been no other material changes during the year ended June 30, 2018 in our significant accounting policies from those previously disclosed in the Company’s annual report for the fiscal year ended June 30, 2017. There have been no other material changes during the three month ended September 30, 2018 in our significant accounting policies from those previously disclosed in the Company’s annual report for the fiscal year ended June 30, 2018. The discussion of our critical accounting policies contained in Note 2 to our consolidated financial statements incorporated by reference in this prospectus, “Summary of our Significant Accounting Policies”, is incorporated herein by reference.

Off-Balance Sheet Commitments and Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serve as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

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BUSINESS

Overview

Sino-Global Shipping America, Ltd., a Virginia corporation, was founded in the United States (the “U.S.”) in 2001. Sino is a non-asset based global shipping and freight logistics integrated solution provider. Sino provides tailored solutions and value-added services to its customers to drive effectiveness and control in related steps throughout the entire shipping and freight logistics chain. We operate in three segments including (1) inland transportation management services which are operated by our subsidiaries in the U.S. (2) freight logistics services which are operated by our subsidiaries in the PRC and the U.S. and (3) container trucking services which are operated by our subsidiaries in the PRC and our subsidiary in the U.S.

Company Structure

The Company conducts its business primarily through its wholly-owned subsidiaries in the U.S. (New York and Los Angeles), China (including Hong Kong) (the “PRC” or “China”), Australia, and Canada. Currently, a significant portion of our business is generated from the clients located in the PRC. The corporate structure diagram as of the date of this prospectus is as below:

Our subsidiary in China, Trans Pacific Shipping Limited (“Trans Pacific Beijing”), a wholly owned foreign enterprise, invested in one 90%-owned subsidiary, Trans Pacific Logistics Shanghai Limited (“Trans Pacific Shanghai”. Trans Pacific Beijing and Trans Pacific Shanghai are referred to collectively as “Trans Pacific”). As PRC laws and regulations restrict foreign ownership of local shipping agency service businesses, we provided our shipping agency services in the PRC through Sino-Global Shipping Agency Ltd. (“Sino-China” or “VIE”), a Chinese legal entity, which holds the licenses and permits necessary to operate local shipping agency services in the PRC. Trans Pacific Beijing and Sino-China do not have a parent-subsidiary relationship. Trans Pacific Beijing has contractual arrangements with Sino-China and its shareholders that enable us to substantially control Sino-China. Through Sino-China, we were able to provide local shipping agency services in all commercial ports in the PRC. Sino-China is one of the committee members of China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (“CASA”). CASA was approved to form by China Ministry of Communications. Sino-China is also our only entity that is qualified to do shipping agency business in China. We keep the VIE to prepare ourselves for the market to turn around.

Corporate History and Our Business Segments

Since inception in 2001 and through our fiscal year ended June 30, 2013, our sole business was providing shipping agency services. In general, we provided two types of shipping agency services: loading/discharging services and protective agency services, in which we acted as a general agent to provide value added solutions to our customers. For loading/discharging agency services, we received the total payment from our customers in U.S. dollars and paid the port charges on behalf of our customers in RMB. For protective agency services, we charged a fixed amount as agent fee while customers are responsible for the payment of port costs and expenses. Under these circumstances, we generally required a portion of a customer’s payment in advance and billed the remaining balance within 30 days after the transaction were completed. We believe the most significant factors that directly or indirectly affected our shipping agency service revenues were:

●	the number of ship-times to which we provide port loading/discharging services;

●	the size and types of ships we serve;

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●	the type of services we provide;

●	the rate of service fees we charge;

●	the number of ports at which we provide services; and

●	the number of customers we serve.

In June 2013, we entered into global logistics service agreement with TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd, which is controlled by Tianjin Zhiyuan Investment Group Co., Ltd (“Zhiyuan”). Zhiyuan is controlled by Mr. Zhong Zhang, who is our largest shareholder. Leveraging our business relationship with Zhiyuan, we expanded our service offerings to include shipping and chartering services and inland transportation management services to diversify our business. Leveraging our in-depth knowledge of the shipping industry, inland transportation management services are our tailored value-added solution developed for Zhiyuan to prevent high-priced bulk from damages or losses during its inland transportation from warehouses to factories. Given the industry norm of 12% of loss rate during transportation, our integrated inland transportation solution significantly reduces bulk losses and effectively addresses issues in the freight logistics chain. Furthermore, after we have conducted an effective trial for Zhiyuan to reduce their bulk losses at the end of September 2014, Tengda Northwest Ferroalloy Co., Ltd. (“Tengda Northwest”) signed a contract with us to mitigate their bulk losses through our inland transportation management services.

In January 2016, we expanded our business to freight logistics service to provide import security filing services with U.S. Customs and Department of Homeland Security, on behalf of importers who ship goods into the U.S. and also providing inland transportation services to these importers in the U.S.

In fiscal year 2017, we also expanded into container trucking services as new business sectors to provide related transportation logistics services to customers in the U.S. and in China. We have signed cooperation agreements with COSCO China and Sinotrans, two state-owned enterprises of China, to provide freight logistics services and container trucking services to them in the U.S. To ensure effective and high-quality services provided to our customers in the U.S., we established a joint venture, ACH Trucking Center Corp., in the third quarter of fiscal 2017 with a U.S. local freight forwarder, Jetta Global Logistics Inc. The joint venture ended in December 2017 and we continue to operate trucking business through our other subsidiaries. Since ACH Center’s operating revenue was less than 1% of the Company’s consolidated revenue and the termination did not constitute a strategic shift that would have a major effect on the Company’s operations and financial results, the results of operations for ACH Center was not reported as discontinued operations in the financial statements.

As an effort to further diversify our business, in the second quarter of fiscal 2018, we have developed bulk cargo container services segment. Bulk cargo container shipment refers to using containers to ship commodities which traditionally are shipped by freight cargo. Freight cargo rate is usually lower than that of container freight rate, however the transit time is much longer and has high minimum quantity requirements. With the Chinese government banning the import of environmental wastes by the end of 2017, the empty container rate of COSCO Group's container shipping from the United States to China is further reduced. Therefore with the signing of a strategic cooperation agreement COSCO Beijing, we are able to take advantage of the low container rate to jointly promote bulk cargo container transportation. Revenue from bulk cargo container services amounted to $638,227 for the fiscal 2018 while we didn’t have such business in 2017.

In the first quarter of fiscal 2018, we established a wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd which primarily engages in transportation management and freight logistics services.

In September of 2018, Company entered into a co-operation agreement with Ningbo Far-East Universal Shipping Agency Co., Ltd to set up a joint venture in Hong Kong named Bright Far East International Shipping Agency Co., Ltd., to engage in worldwide shipping agency and management operations. The Company has 51% ownership stake in the joint venture.

Our Strategy

Our strategy is to:

●	Provide better solutions for issues and challenges faced by the entire shipping and freight logistics chain to better serve our customers and explore additional growth avenues.

●	Diversify our current service offerings organically or through acquisitions and/or strategic alliance; continue to grow our business in the U.S. market;

●	Continue to streamline our business practice, optimize our cost structure and improve our operating efficiency through effective planning, budgeting, execution and cost control and strengthening our IT infrastructure;

●	Continue to reduce our dependency on our legacy business and few key customers; and

●	Continue to monetize our relationships with our strategic partners and leverage their support and our innovation to expand our business.

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With the establishment of our subsidiary in Los Angeles, we added cargo forwarding services to our service platform in the second quarter of fiscal 2017, which is included in our inland transportation business line at the end of June 30, 2016. As we are developing our cargo forwarding services, the Company provides freight logistics services and container trucking services as two new business segments in fiscal 2017. During fiscal year 2018, the Company began to provide bulk cargo container services to the customers.

Our Goals and Strategic Plan

By leveraging our fine reputation, extensive business relationships, technical ability and in-depth knowledge of the shipping industry, our goal is to further strengthen our position as a leading global logistics solution provider who offers innovative resolutions to better address complex issues in different aspects in the entire shipping and freight logistics chain.

We historically focused our business on providing our customers with customized shipping agency services. In the past, our business came predominately from our strong business relationships with our key strategic partners in China. To reduce our dependency on a single business line, we have leveraged, and will continue to leverage, our business relationships with strategic partners to introduce new service offerings to the market and to diversify our business. Our strategic plan for the next five years is to continue to diversify our service mix and actively seek new growth opportunities to expand our business footprint in the U.S. market to reduce our dependency on the revenue generated from China. For decades, the shipping industry has been operated under traditional business models without many meaningful changes. Today, technological innovation has already played a big role in changing every conventional industry. We believe the internet will be a big part of the future logistics chain services and a transformative era in shipping and freight logistics business is coming. As an innovative solution provider, we plan to apply our technical ability, industry expertise and cutting-edge information technology in the conventional shipping business to better connect supply and demand and to develop seamless linkages in logistics chains.

As a result of our plan to diversify, we continued to provide on inland transportation management services and logistics between the U.S. and China, such as providing freight logistics services, container trucking services and bulk cargo container services. During this process, we will continue to adjust and develop our strategic plans based on the change of business environment.

However, with our decades of experience in shipping agency business and solid business relationships with Baogang Group and Shougang Group, who are among the biggest importers of iron ore in China, we believe it is to the Company’s best interest to redirect our focus on this segment in 2019 based on our assessment of current global trading environments. To our understanding, we are one of few shipping agents specialized in providing a full range of general shipping agency services in China and the only shipping agency company listed on a public exchange in the U.S. while other shipping agencies are much smaller and more fragmented. With the setup of the Ningbo joint venture, we are able to use our resources such as our customer base, our currently developing IT infrastructure and our business insight to build a global network of shipping agencies. In addition, our current business segments like freight logistics and container trucking can also be integrated and enable us to provide more comprehensive logistics services for our customers.

Our plan is to develop a shipping agency network in China and South East Asia for the next three years and expand our shipping agency network worldwide. We plan to build the network through acquisitions or strategic partnership with other shipping agencies. Our shipping agency business will be mostly conducted through our China, Hong Kong and Australia subsidiaries.

Within the next one or two years, we plan to cover the following ports in our network. Ports in China include Zhanjiang, Fangcheng, Ningbo, Shanghai, Tianjin, Caofeidian, Bayuquan, Dalian, Qingdao, and Rizhao.

We also plan to develop shipping agency network in other Asia-Pacific countries like South Korea, Thailand, Singapore and Australia.

Our Hong Kong subsidiary will manage the Asia-Pacific shipping agency business network.

We plan to expand to European ports and major ports in America within the next three to five years.

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Our Customers

In light of our strategic relationship with Zhiyuan Investment Group that began with the signing of a 5-year global logistics service agreement in June 2013, we expanded our business platform to include additional service offerings. We started to provide inland transportation management services to a third-party customer, Tengda Northwest Ferroalloy Co., Ltd. (“Tengda Northwest”), during the quarter ended September 30, 2014. As we continue to diversify our service platform, we endeavor to reduce our dependency on a few customers which we provide freight logistics, container trucking services, and bulk cargo container services.

For the year ended June 30, 2018, four customers accounted for 50%, 16%, 15% and 9% of the Company’s revenues, respectively. For the year ended June 30, 2017, three customers accounted for 26%, 24% and 19% of the Company’s revenues, respectively.

Our Suppliers

Our operations consist of working directly with our customers to understand in detail their needs and expectations and then managing local suppliers to ensure that our customers’ needs are met. For the year ended June 30, 2018, two suppliers accounted for 64% and 18% of the total costs of revenue, respectively. For the year ended June 30, 2017, two suppliers accounted for 42% and 11% of the total cost of revenue, respectively.

Our Strengths

We believe that the following strengths differentiate us from our competitors:

●

Proven industry experience and problem-solving reputation. We are a non-asset based global shipping and freight logistics solution provider. Unlike a traditional shipping agent, we provide tailored solutions and value-added services to our customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. We believe that our years of successful track record of applying integrated solutions to complex issues in the global shipping logistics business gives us a competitive advantage in attracting large clients and helps us maintain strong long terms business relationship with them.

●

Strong leadership and a competent professional team. Our CEO is an industry veteran with more than thirty years of extensive industry experiences including ten years’ working for COSCO, one of the largest shipping companies in the world. Most of our employees have marine business experience, and many of our managers/chief operators served in other large Chinese shipping companies prior to joining us. With these professionals and experienced staff, we believe that we provide the best services to our customers at competitive prices.

●

Extensive network and positive industry recognition. Doing business in China often requires a strong business network and support of key strategic partners. The Company served as one of the executive directors of China Association of Shipping Agencies & Non-Vessel-Operating Common Carriers (CASA), the authoritative industry association in China. We are the only non-state-owned enterprise represented on the CASA board guiding the development of the industry. Our good reputation and industry recognition enables us to maintain strong relationships with our business partners and have an extensive network of contacts throughout the industry, which helps us gain necessary support to execute our business plans.

●

Lean organization and a flexible business model. Although we are a small business with limited resources, we have a cohesive and effective organizational structure with the goal of maximizing customer value while minimizing waste. Our unique flexible business model allows us to quickly respond to changing market demand and offer our customers innovative problem-solving solutions, quality customer service, and competitive prices to achieve greater market acceptance and gain additional market share.

●

U.S.-registered and NASDAQ-listed public company. We believe our status as a U.S. corporation gives us more credibility among existing and potential customers, suppliers, and other business partners than a privately owned company would have in our industry. Our ability to raise capital through the capital market or use our common stock as “currency” to facility potential merger and acquisition transactions can also help us carry out or accelerate our growth strategies.

Our Opportunities

For more than thirty years, the shipping and freight logistics industry has been operated under traditional business models without meaningful change. Many of these business practices are inefficient and problematic; therefore, maintaining an innovative mindset is critical to achieving continuous business success and growth. We are a value-added logistics solution provider with successful past performance and individuals that have been in the industry for a long time. Instead of playing the traditional logistics broker role, we focus on providing technology solutions and innovative leading-edge services to bridge the asset-based world with the digital world. We shape our industry practice and profit model by analyzing wider developments both in the global markets and the technology industry so we can address unique problems that are currently pervasive across the shipping and freight logistics industry.

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We believe we can capture the business opportunity and grow our business organically or through acquisitions or strategic alliance by:

●	Continuing to streamline our business operations and improve our operating efficiency through innovative technology, effective planning, budgeting, execution and cost control;
●	Diversifying our business to focus on providing innovative technology based solution to our customers to promote our sustainable business growth;
●

Developing new service lines along the shipping and freight logistics industry value chain, and leveraging our relationships with COSCO, Zhiyuan Investment Group and other potential strategic business partners to expand our global business footprint.

●	The current market of China's shipping agency industry is mature comparing to what it was ten years ago when the shipping agency industry was fueled by the massive construction of China's infrastructure, yet the over-supply of shipping agencies has also shrunk the profits of the industry. Many shipping agencies were constrained by the small size and the limited services. We have the professionalism and are the pioneers and leaders in the shipping agency industry in China. SINO is a NASDAQ-listed company that already has more flexibility in capital raise comparing to companies that are not on a U.S. major stock exchange or private companies. We already have a network that covers the US East coast, West coast, Canada, Australia, Hong Kong, Beijing, and Ningbo. We maintain strong relationships with customers and market resources. The current shipping agency market is more competitive, yet enable companies like us who has better resources in this market niche to expand.

Our Challenges

We face significant challenges when executing our strategy, including:

●	Given the complexity and length of restructuring our business, we face the challenge of generating sufficient cash from our current business activities to support our daily operations during the transition;

●	We may not be able to establish a separate department to solve critical issues in today’s shipping logistics industry;

●	We may not be able to manage our growth when we form more joint ventures for our shipping agency business as we need to better our standard operating and control procedures which may pose more challenges to our management.

●	We may not have or not be able to get the necessary funds to continue to expand our service and market our services successfully;

●	Our ability to respond to increasing competitive pressure on our growth and margins;

●	Our ability to gain further expertise and to serve new customers in new service areas;

●	From time to time, we may have difficulty carrying out services effectively and in a profitable way due to the cyclical nature of the shipping industry, which could lead to a prolonged period of sluggish demand for our services;

●	Our ability to respond promptly to a changing regulatory environment, macroeconomic conditions, industry trends, and competitive landscape; and

●	Developing a winning business model takes time and a new business model may not be recognized by the market immediately. As a publicly traded company, management may be forced to fulfill near-term performance goals that may not be consistent with the Company’s long-term vision.

●	We may not have the technological feasibility to compete in the marketplace.

Our Competition

The market segments that we serve do not have high entry barriers. There are many companies ranging from small to large in China that provide shipping and freight-related logistics services. At present, the state-owned companies in China still dominate the industry and generate a majority of the revenues in the industry. These companies have greater service capabilities, a larger customer base and more financial, marketing, network and human resources than we do. Most of them in a wide range of businesses and involve many aspects of the industry chain. However, we focus on providing tailored solutions and value-added services to select high-profile customers to drive effectiveness and control in related aspects throughout the entire shipping and freight logistics chain. As a boutique company that provides specialized services with limited resources and history, we face intense competition in the particular market segments that we serve. Our ability to be successful in our industry depends on our deep understanding of the complexity of industry issues and challenges and our technical ability to develop best solutions to respond to the identified issues and provide effective problem-solving strategies to our targeted customers to achieve the fastest and most cost-effective outcomes. Our value-added services and innovative approaches are highly recognized by our customers, which helps us to gain additional market share and compete effectively with the companies that may be better capitalized than we are or may provide services we do not or cannot provide to our customers.

Employees

As of the date of this prospectus, we have approximately 21 employees, approximately 13 of whom are based in China. Of the total, approximately four are in management, eleven are in operations, three are in finance and accounting and three are in administration and technical support. We believe that our relationship with our employees is good. We have never had a work stoppage, and our employees are not subject to a collective bargaining agreement.

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Recent Developments

Sino has signed joint project agreements with Sinotrans Guangxi and COSFRE Beijing during the fourth quarter of fiscal year 2017. The project involved a shift from the current bulk cargo transportation model to a containerized model. The Company has started a trial by facilitating the delivery of Sulphur from Long Beach, California, in the U.S., to Fangcheng Port, Guangxi, PRC and ultimately to the warehouse of the customer. At the end of the fiscal year 2017, there was no revenue or cost of revenue recognized from this business model. Management expects the transportation of cargo via a containerized model will become a new business segment in incoming years.

On August 24, 2017, Sino signed a marketing promoting service agreement with COSCO Qingdao. According to this agreement, COSCO Qingdao will help Sino to promote shipping and multimodal transportation, including inland trucking container transportation services, switch bill of lading and freight collection services.

On September 11, 2017, the Company set up a wholly-owned subsidiary, Ningbo Saimeinuo Supply Chain Management Ltd. (“Sino Ningbo”), via the wholly-owned entity, Sino-Global Shipping New York Inc. This subsidiary primarily engages in transportation management and freight logistics services.

On March 12, 2018, we raised approximately $2.6 million in a registered direct offering to sell an aggregate of 2,000,000 shares of our common stock at $1.50 per share, Series A Warrants to purchase up to an aggregate of 2,000,000 shares of common stock at an initial exercise price equal to $1.75 per share (and will expire on the five and a half years’ anniversary of the initial issuance date) and Series B Warrants to purchase up to an aggregate of 2,000,000 shares of common stock at an initial exercise price equal to $1.75 per share (and will expire on the thirteen (13) month anniversary of the initial issuance date).

On September 3, 2018, we entered into a co-operation agreement with Ningbo Far-East Universal Shipping Agency Co., Ltd (“Ningbo Far-East”) to set up a joint venture in Hong Kong to engage in worldwide shipping agency and management business. The Company will have a 51% ownership in the joint venture. Ningbo Far-East is the top ranking shipping agency for private enterprises in Ningbo and Zhoushan ports in China.

Properties

We currently rent five facilities in the PRC, Hong Kong and the United States. Our PRC headquarter is in Beijing, and our U.S. headquarter is in New York.

Office	Address	Rental Term	Space
Beijing, PRC	Rm2212 Building B Boya International Center No. 1 Lizezhongyi Road, Wangjing Chaoyang District Beijing, PRC 100102	Expires 11/30/2019	91 m2

Shanghai, PRC	Rm 12D & 12E, No.359 Dongdaming Road, Hongkou District, Shanghai, PRC 200080	Expires 07/31/2019	285.99 m2

New York, USA	1044 Northern Boulevard, Suite 305 Roslyn, New York 11576-1514	Expires 08/31/2019	179 m2

Hong Kong	20/F, Hoi Kiu Commercial Building, 158 Connaught Road Central, HK	Expires 05/17/2019	77 m2

Los Angeles, USA	21680 Gateway Center Drive, Suite 330 Diamond Bar, California 91765	Expires 04/30/2020	121.24 m2

Legal Proceedings

We were named as a defendant in a breach of service contract lawsuit filed with the California Superior Court on January 19, 2018. We filed a motion with the court to force the plaintiff to litigate the dispute in arbitration rather than in court based on an arbitration provision in the contract. The court approved to stay the case pending the resolution of the arbitration and has scheduled a status conference for March 19, 2019. It is premature to assess the outcome of the pending arbitration but we believe it will not likely have a material effect on our operations or consolidated financial results.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time and may harm our business. However, other than the matter noted above, we are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

Not applicable.

25

MANAGEMENT

Executive Officers and Directors

As of December 3, 2018, the members of our Board of Directors, and our executive officers, were as follows:

Lei Cao

Chief Executive Officer and Director

Age - 54

Director since 2001

Mr. Cao is our Chief Executive Officer and a Director. Mr. Cao founded our company in 2001 and has been the Chief Executive Officer since that time. Mr. Cao has been Chief Executive officer of our company since its formation. Prior to founding our company, Mr. Cao was a Chief Representative of Wagenborg-Lagenduk Scheepvaart BV, Holland, from 1992 to 1993, Director of the Penavico-Beijing’s shipping agency from 1987 through 1992, and a seaman for Cosco-Hong Kong from 1984 through 1987. Mr. Cao received his EMBA degree in 2009 from Shanghai Jiao Tong University. Mr. Cao was chosen as a director because he is the founder of our company and we believe his knowledge of our company and years of experience in our industry give him the ability to guide our company as a director.

Jing Wang

Independent Director

Age - 70

Director since 2007

Mr. Wang currently serves as Chief Economist to China Minsheng Banking Corp., Ltd. and has held this position since December 2002. Mr. Wang was a Chinese Project Advisor for the World Bank from 1990 until 1994. From 1998 through 2000, Mr. Wang was the vice director of Tianjin Security and Futures Supervision Office, in charge of initial public offerings and listing companies. Mr. Wang is an independent director for Tianjin Binhai Energy & Development Co. Ltd., (Shenzhen Stock Exchange: 000695); Tianjin Marine Shipping Co., Ltd. (Shanghai Stock Exchange: 600751), and ReneSola Company (London Stock Exchange: SOLA). Mr. Wang received a Bachelor degree in Economics from Tianjin University of Finance and Economics. The Board believes that Mr. Wang’s economics background and experience working with public companies qualify him to serve a director of the Company.

Tieliang Liu

Independent Director

Age - 58

Director since 2013

Dr. Liu currently serves as the vice president in charge of accounting and finance to China Sun-Trust Group Ltd. and has held this position since 2001. Dr. Liu was a financial controller for Huaxing Group Ltd from 1998 to 2001. From 1996 through 1998, he was the chief accountant of China Enterprise Consulting Co., Ltd. Before working in industry, Dr. Liu taught accounting and finance in a university for more than ten years and has published dozens of books and articles. Dr. Liu is a CPA in China. He received a PhD, master’s and bachelor’s degrees from Tianjin University of Finance and Economics. Dr. Liu has been chosen to serve as a director because of his accounting and business knowledge and experience in working with small and medium-sized companies.

Ming Zhu

Independent Director

Age - 59

Director since 2014

Mr. Zhu has been an international business consultant with RMCC Investment LLC, a Richmond, Virginia based consulting firm, since 1994. Mr. Zhu holds a master’s degree in tourism and business from Virginia Commonwealth University. Mr. Zhu has also served as an independent director at eFuture Information Technology Inc. since 2007 and as an independent director of Tri-Tech Holding, Inc. since 2012. Mr. Zhu was chosen as a director because of his experience with public companies and his knowledge of our company.

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Bradley A. Haneberg

Independent Director

Age – 50

Director since 2018

Mr. Haneberg formed his own boutique securities-centric law firm, Haneberg Hurlbert, PLC, in 2014. From 2002-2014, he served in various roles (including Partner and Co-Chairman of the Corporate and Municipal Finance Section of Kaufman & Canoles, P.C., a large full-service firm headquartered in Norfolk, Virginia. From 2001 to 2002, Mr. Haneberg served as of counsel to Reed Smith, a major full-service firm headquartered in Pittsburg, Pennsylvania. From 1996 to 2001, Mr. Haneberg was affiliated with LeClair Ryan, a large full-service firm headquartered in Richmond, Virginia. From 1993 to1996, Mr. Haneberg was associated with Waller Lansden Dortch & Davis, a large full-service firm headquartered in Nashville, Tennessee. Mr. Haneberg received his undergraduate education at the College of William & Mary in Williamsburg, Virginia (1990) and his legal education from the University of Tennessee College of Law in Knoxville, Tennessee (1993).

Zhikang Huang

Chief Operating Officer and Director

Age – 41

Mr. Huang has been our Chief Operating Officer since 2010. Prior to 2010, he served as Director of Sino-Global Shipping Australia, for which he was responsible for regional operations, marketing and regulation oversight. From 2006 through 2010, Mr. Huang served as our Company’s Vice President, with duties focused on company operation and strategy, international shipping and marketing. From 2004 through 2006, Mr. Huang served as our Company’s Operations Manager, and from 2002 through 2004, he served as an operator with our Company. Mr. Huang obtained his degree in English from Guangxi University in 1999.

Tuo Pan

Acting Chief Financial Officer

Age – 33

Ms. Pan is our Acting Chief Financial Officer and a seasoned Certified Public Accountant licensed in Australia. Since 2008, Ms. Pan has overseen the finance and accounting functions of Sino-Global Shipping Australia Pty Ltd. Ms. Pan received her bachelor’s degree in Accounting and Finance and a master’s degree in Advance Accounting from the Curtin University of Technology in Western Australia. From August 2007 to July 2008, Ms. Pan worked as an auditor and project manager of Baker Tilly China Ltd., and participated in various projects from e-Future Information Technology Inc, TMC Education Corporation Ltd, to China Ministry of Commerce, among others.

Family Relationships

There are no familial relationships between any of our officers and directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities or commodities laws, any laws respecting financial institutions or insurance companies, any law or regulation prohibiting mail or wire fraud in connection with any business entity or been subject to any disciplinary sanctions or orders imposed by a stock, commodities or derivatives exchange or other self-regulatory organization, except for matters that were dismissed without sanction or settlement. None of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Audit Committee

The Company has an audit committee, consisting solely of the Company’s independent directors, Tieliang Liu, Jing Wang and Ming Zhu. Mr. Liu qualifies as the audit committee financial expert. The Company’s audit committee charter is available on our website (www.sino-global.com) or directly at the following link: http://media.corporate-ir.net/media_files/irol/22/221375/corpgov/AuditCommCharte09272008.pdf.

Code of Ethics

We have adopted a Code of Ethics, which we have filed with the SEC. A copy of the Code of Ethics is also available from our website (www.sino-global.com) or directly at the following link: http://www.sino-global.com/Cache/1500091697.PDF?O=PDF&T=&Y=&D=&FID=1500091697&iid=4702267. Any amendment to or waiver of the Code of Ethics will be disclosed on our website promptly following the date of such amendment or waiver.

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EXECUTIVE COMPENSATION

The following table shows the annual compensation paid by us to Mr. Lei Cao, our Principal Executive Officer, Ms. Tuo Pan, our Acting Chief Financial Officer, and Mr. Zhikang Huang, our Chief Operating Officer, for the years ended June 30, 2018 and 2017. No other officer had total compensation during either of the previous two years of more than $100,000.

Summary Compensation Table

				Securities-
				based	All other
Name	Year	Salary	Bonus	Compensation	Compensation	Total
Lei Cao,	2018	$180,000	-	$345,000	-	$525,000
Principal Executive Officer	2017	$180,000	-	-	-	$180,000

Tuo Pan,	2018	$60,000	-	$46,000	-	$106,000
Acting Chief Financial Officer	2017	$60,000	-	-	-	$60,000

Zhikang Huang,	2018	$100,000	-	$207,000	-	$307,000
Chief Operating Officer	2017	$100,000	-	-	-	$100,000

Outstanding Equity Awards of Named Executive Officers at Fiscal Year-End

As of June 30, 2018, we had three named executive officers, Mr. Lei Cao, our Chief Executive Officer, Ms. Tuo Pan, our Acting Chief Financial Officer, and Mr. Zhikang Huang, our Chief Operating Officer.

Option Awards (1)

Equity
incentive plan
awards:
	Number of	Number of	Number of
	securities	securities	securities
	underlying	underlying	underlying
	unexercised	unexercised	unexercised	Option	Option
	options (#)	options (#)	unearned	Exercise	expiration
Name	exercisable	unexercisable	options (#)	price ($)	date
(a)	(b)	(c)	(d)	(e)	(f)
Lei Cao,
Principal Executive Officer	-	-	-	-	-
Tuo Pan,
Acting Chief Financial Officer	-	-	-	-	-
Zhikang Huang,
Chief Operating Officer	-	-	-	-	-

(1)	Our Company has made stock awards to executive officers. The details are shown as Item 12.

Director Compensation for the year ended June 30, 2018(1)

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)
Tieliang Liu	20,000	0	0	0	20,000
Jing Wang	20,000	0	0	0	20,000
Ming Zhu	20,000	0	0	0	20,000
Bradley A. Haneberg(2)	5,000	0	0	0	5,000

(1)	This table does not include Mr. Lei Cao, our Chief Executive Officer, because although Mr. Cao is a director and named executive officer, Mr. Cao’s compensation is fully reflected in the Summary Compensation Table.
(2)	Bradley was appointed as a member of the Board since May 4, 2018.

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Employment Agreements with the Company’s Named Executive Officers

Sino-China has employment agreements with each of Mr. Lei Cao, Ms. Tuo Pan and Mr. Zhikang Huang. These employment agreements provide for five-year terms that extend automatically in the absence of termination provided at least 60 days prior to the anniversary date of the agreement. If we fail to provide this notice or if we wish to terminate an employment agreement in the absence of cause, then we are obligated to provide at least 30 days’ prior notice. In such case during the initial term of the agreement, we would need to pay such executive (i) the remaining salary through the date of May 4, 2023, (ii) two times of the then applicable annual salary if there has been no Change in Control, as defined in the employment agreements or three-and-half times of the then applicable annual salary if there is a Change in Control.

We are, however, permitted to terminate an employee for cause without penalty to our company, where the employee has committed a crime or the employee’s actions or inactions have resulted in a material adverse effect to us.

Equity Compensation Plan Information

 The below table reflects, as of June 30, 2018, the number of shares of common stock authorized by our shareholders to be issued (directly or by way of issuance of securities exercisable for or convertible into) as incentive compensation to our officers, directors, employees and consultants.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans under the 2008 Incentive Plan approved by security holders	10,000	$7.03	238,903	(1)

Equity compensation plans under the 2014 Incentive Plan approved by security holders	75,000	$1.10	7,370,000	(1)

Equity compensation plans not approved by security holders	-	-	-

(1)	Pursuant to our 2008 Incentive Plan, we are authorized to issue options to purchase 302,903 shares of our common stock. We issued 64,000 options, of which 54,000 options have been exercise or expired as of June 30, 2018. Pursuant to our 2014 Incentive Plan, we are authorized to issue, in the aggregate, 10,000,000 shares of common stock or other securities convertible or exercisable for common stock. We have granted options to purchase an aggregate of 150,000 shares of common stock under the 2014 Incentive Plan in July 2016, among which, options to purchase 75,000 shares of common stock have been exercised. In addition, we have issued, in the aggregate, 600,000 shares of common stock to consultants to our Company in 2014, 660,000 shares of common stock to our officers and directors in 2016, 660,000 shares of common stock to our officers and directors in 2018, 130,000 to three employees in 2017 and 430,000 shares of common stock to three employees in September 2018 under the 2014 Incentive Plan. Accordingly, we may issue options to purchase 238,903 shares under the 2008 Incentive Plan, and we may issue 7,370,000 shares of common stock or other securities convertible or exercisable for common stock under the 2014 Incentive Plan.

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 PRINCIPAL STOCKHOLDERS

The below table reflects the ownership of our common stock by officers, directors and holders of more than five percent of our common stock. Percentages are based on 13,575,535 shares of common stock issued and outstanding as of November 7, 2018.

Name and Address	Title of Class	Amount of Beneficial Ownership	Percentage Ownership
Mr. Lei Cao (1)	Common	1,705,040	12.6%
Mrs. Tuo Pan (1)	Common	55,000	*
Mr. Michael Huang (1)	Common	260,000	*
Mr. Jing Wang (1)	Common	80,000	*
Mr. Liu Tieliang (1)	Common	80,000	*
Mr. Ming Zhu (1)	Common	80,000	*
Mr. Yafei Li (1)	Common	39,000	*
Mr. Bradley A. Haneberg	Common	0	-
Total Officers and Directors (8 individuals)	Common	2,299,040	16.9%

Other Five Percent Shareholders
Mr. Zhong Zhang (2)	Common	1,800,000	13.3%

*	Less than 1%.

(1)	The individual’s address is c/o Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Roslyn, New York 11576-1514.

(2)	Mr. Zhang’s address is care of Tianjin Zhiyuan Investment Group Co., Ltd, 10th Floor, Tianwu Huaqing Building, No.22, Jinrong Road, Dasi Industrial Park, Xiqing District Economic Development Zone, Tianjin City, P.R. China, 300385.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Board of Directors maintains a majority of independent directors who are deemed to be independent under the definition of independence provided by NASDAQ Stock Market Rule 4200(a)(15). Other than as described herein, no transactions required to be disclosed under Item 404 of Regulation S-K have occurred since the beginning of the Company’s last fiscal year.

In June 2013, we signed a five-year global logistics service agreement with Tianjin Zhiyuan Investment Group Co., Ltd. (the “Zhiyuan Investment Group”) and TEWOO Chemical & Light Industry Zhiyuan Trade Co., Ltd. (together with Zhiyuan Investment Group, “Zhiyuan”). Zhiyuan Investment Group is owned by Mr. Zhang, our largest shareholder. In September 2013, we executed an inland transportation management service contract with the Zhiyuan Investment Group whereby we would provide certain advisory services and help control potential commodities loss during the transportation process. As a result of the inland transportation management services provided to Zhiyuan, we generated revenue of $2,059,406 (8.9% of our total revenue in 2018) and $2,746,423 (24% of our total revenue in 2017) for the years ended June 30, 2018 and 2017, respectively. The amount due from Zhiyuan Investment Group at June 30, 2018 was $2,319,993. We expect that the full amount will be collected by March 2019. Subsequently, we entered into a supplemental service agreement with Zhiyuan to extend the service period to September 1, 2019.

On February 18, 2017, we entered into a cooperative transportation agreement with a related party, Zhiyuan International Investment & Holding Group (Hong Kong) Co., Limited (“Zhiyuan Hong Kong”) which is owned by the Company’s largest shareholder, jointly with China Minmetals Corporation and China Metallurgical Group Corporation, acts as the general designer, general equipment provider and general service contractor in the upgrade and renovation project of Perwaja Steel, located in Malaysia (the “Project”). We agreed to provide high-quality services, including the design of a detailed transportation plan as well as execution and necessary supervision of the plan at Zhiyuan Hong Kong’s demand, in consideration for which we will receive a 1% to 1.25% transportation fee incurred in the Project as a commission for its services rendered. On July 7, 2017, we signed a supplemental agreement with Zhiyuan Hong Kong, to which we will cooperate with Zhiyuan Hong Kong exclusively on the entire Project’s transportation needs with respect to transporting construction materials from manufacturers to the port of Malaysia and to the factory site. Pursuant to the supplemental agreement, we agreed to make prepayments to Zhiyuan Hong Kong for our share of packaging and transporting costs related to the Project; in return, we will receive 15% of the cost incurred in the Project from Zhiyuan Hong Kong as a service fee. We have completed our services pursuant to the supplemental agreement and received a $575,115 service fee in June 2018. The entire advance was reimbursed to the Company in September 2018.

In December 2016, we entered into a joint venture agreement with Jetta Global to form ACH Trucking Center to provide short-haul trucking transportation and logistics services to customers located in the New York and New Jersey areas. ACH Logistic Inc. (ACH Logistic) and Jetta Global are invested by the same owner and both of the companies provided freight logistics service and container trucking service to us. For the year ended June 30, 2017, ACH Logistic and Jetta Global provided services in the amount of $788,775 and $222,869 to us, respectively. As of June 30, 2017, the amount due to ACH Logistic and Jetta Global amounted to $131,262 and $75,061, respectively. The joint venture ended in December 2017.

SELLING STOCKHOLDERS

The following table sets forth the name of each Selling Shareholder and the number of shares of common stock that each Selling Shareholder may offer from time to time pursuant to this prospectus. The shares of common stock that may be offered by the Selling Shareholders hereunder may be acquired by the Selling Shareholders upon the exercise by the Selling Shareholders of the Warrants that are held by the Selling Shareholders and that were previously issued in private transactions by our company. The shares of common stock that may be offered by the Selling Shareholders hereunder consist of 4,000,000 shares of common stock issuable upon the exercise of the Warrants that were issued to the Selling Shareholders on March 14, 2018 pursuant to a Securities Purchase Agreement dated as of March 12, 2018 by and among the Company and the purchasers named therein. Except as otherwise indicated, we believe that each of the beneficial owners and Selling Shareholders listed below has sole voting and investment power with respect to such shares of common stock, subject to community property laws, where applicable.

Except as noted in the table below, none of the Selling Shareholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our or our affiliates’ officers or directors.  Each of the Selling Shareholders has acquired the Warrants (and the shares of common stock issuable upon the exercise thereof) in the ordinary course of business and, at the time of acquisition of the Warrants, none of the Selling Shareholders was a party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock to be resold by such Selling Shareholders under the registration statement of which this prospectus forms a part.

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Because a Selling Shareholder may sell all, some or none of the shares of common stock that it holds that are covered by this prospectus, and because the offering contemplated by this prospectus is not underwritten, no estimate can be given as to the number of shares of our common stock that will be held by a Selling Shareholder upon termination of the offering. The information set forth in the following table regarding the beneficial ownership after resale of shares is based upon the assumption that the Selling Shareholders will sell all of the shares of common stock covered by this prospectus.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within sixty (60) days are included. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Shares Owned Prior to the Offering		Number of Shares Offered	Shares Owned After the Offering
Name	Number	Percent (1)	Shares	Number	Percent (1)
Alto Opportunity Master Fund SPC – Segregated Master Portfolio B (2)	200,000	1.5%	200,000	-0-	N/A
Anson Investments Master Fund LP (3)	201,336	1.5%	201,336	-0-	N/A
Bellridge Capital LP (4)	266,666	1.9%	266,666	-0-	N/A
Bigger Capital Fund, LP (5)	400,000	2.9%	400,000	-0-	N/A
CVI Investments, Inc. (6)	300,000	2.2%	300,000	-0-	N/A
Black Mountain Equities, Inc. (7)	100,000	*	100,000	-0-	N/A
Empery Asset Master, Ltd. (8)	242,512	1.8%	242,512	-0-	N/A
Empery Tax Efficient II, LP (9)	145,040	1.1%	145,040	-0-	N/A
Empery Tax Efficient, LP (10)	112,448	*	112,448	-0-	N/A
Firstfire Global Opportunities Fund LLC (11)	66,666	*	66,666	-0-	N/A
Hudson Bay Master Fund Ltd. (12)	266,666	1.9%	266,666	-0-	N/A
Intracoastal Capital, LLC (13)	300,000	2.2%	300,000	-0-	N/A
Iroquois Master Fund Ltd. (14)	233,334	1.7%	233,334	-0-	N/A
Iroquois Capital Investment Group LLC (15)	33,332	*	33,332	-0-	N/A
KBB Asset Management LLC (16)	400,000	2.9%	400,000	-0-	N/A
L1 Capital Global Opportunities Master Fund (17)	300,000	2.2%	300,000	-0-	N/A
Warberg WF Vi LP (18)	432,000	3.1%	432,000	-0-	N/A

*	Less than 1%.

(1)	Based on 13,575,535 shares issued and outstanding as of November 7, 2018.

(2)	Consists of Warrants to purchase up to 200,000 shares of our common stock. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund SPC – Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by the selling shareholder and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by the selling shareholder. The selling shareholder and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Alto Opportunity Master Fund SPC – Segregated Master Portfolio B is c/o Ayrton Capital LLC, 222 Broadway, 19th Floor, New York, NY 10038.

(3)	Consists of Warrants to purchase up to 201,336 shares of our common stock. Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLP, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is 190 Elgin Avenue, George Town, Grand Cayman.

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(4)	Consists of Warrants to purchase up to 266,666 shares of our common stock. The address of Bellridge Capital LP is 515 E. Las Olas Boulevard, Suite 120A, Fort Lauderdale, FL 33301, and the control person with respect to the securities held by such entity is Robert Klimov.

(5)	Consists of Warrants to purchase up to 400,000 shares of our common stock. The address of Bigger Capital Fund, LP is 159 Jennings Road, Cold Spring Harbor, N.Y. 11724.

(6)	Consists of Warrants to purchase up to 300,000 shares of our common stock. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the securities held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. The address of CVI Investments, Inc. is c/o Heights Capital Management, 101 California Street, Suite 3250, San Francisco, CA 94111.

(7)	Includes Warrants to purchase up to 100,000 shares of our common stock. The address of Black Mountain Equities is 13366 Greenstone Court, San Diego, CA 92131, and the control person with respect to the securities held by such entity is Adam W. Baker.

(8)	Consists of Warrants to purchase up to 242,512 shares of our common stock. Empery Asset Management LP, the authorized agent of Empery Asset Master Ltd. (“EAM”), has discretionary authority to vote and dispose of the shares held by EAM and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM. EAM, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Asset Master, Ltd. is c/o Empery Asset Management LP, 1 Rockefeller Plaza, Suite 1205, New York, N.Y. 10020.

(9)	Consists of Warrants to purchase up to 145,040 shares of our common stock. Empery Asset Management LP, the authorized agent of Empery Tax Efficient II, LP (“ETE II”), has discretionary authority to vote and dispose of the shares held by ETE II and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE II. ETE II, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient II, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, N.Y. 10020.

(10)	Consists of Warrants to purchase up to 112,448 shares of our common stock. Empery Asset Management LP, the authorized agent of Empery Tax Efficient, LP (“ETE”), has discretionary authority to vote and dispose of the shares held by ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by ETE. ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of Empery Tax Efficient, LP is c/o Empery Asset Management, LP, 1 Rockefeller Plaza, Suite 1205, New York, N.Y. 10020.

(11)Consists of Warrants to purchase up to 66,666 shares of our common stock. The address of Firstfire Global Opportunities Fund LLC is 1040 First Avenue, Suite 190, New York, N.Y. 10022.

(12)	Consists of Warrants to purchase up to 266,666 shares of our common stock. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The address of Hudson Bay Master Fund Ltd. is 777 Third Avenue, 30th Floor, New York, N.Y. 10017.

(13)	Consists of Warrants to purchase up to 300,000 shares of our common stock. Mitchell P. Kopin and Daniel B. Asher, each of whom are managers of Intracoastal Capital, LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities reported herein that are held by Intracoastal. The address for Intracoastal Capital, LLC is 245 Palm Train, Delray Beach, FL 33483.

(14)	Consists of Warrants to purchase up to 233,334 shares of our common stock. The control person for Iroquois Master Fund is Richard Abbe. The address for Iroquois Master Fund Ltd. is 205 East 42nd Street, 20th Floor, New York, N.Y. 10017.

(15)	Consists of Warrants to purchase up to 33,332 shares of our common stock. The control person for Iroquois Capital Investment Group LLC is Richard Abbe, its Managing Member. The address for Iroquois Capital Investment Group LLC is 205 East 42nd Street, 20th Floor, New York, N.Y. 10017.

(16)	Consists of Warrants to purchase up to 400,000 shares of our common stock. The address for KBB Asset Management LLC is 253 West 73rd Street, Unit 4C, New York, N.Y. 10023, Attn: Steven Segal, Managing Member.

(17)Consists of Warrants to purchase up to 300,000 shares of our common stock. The address for L1 Capital Global Opportunities Master Fund is 1688 Meridian Avenue, 6th & 7th Floor, Miami Beach, FL 33139, and its control person is David Feldman.

(18)	Consists of Warrants to purchase up to 432,000 shares of our common stock. The address for Warberg WF VI LP is 716 Oak Street, Winnetka, IL 60093, and the control person with respect to the securities held by such entity is Daniel Warsh.

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PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which our common stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when disposing of the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, or any other exemption from registration under the Securities Act, if available for a Selling Shareholder, rather than under this prospectus. The Selling Shareholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may pledge their shares to their respective brokers under the margin provisions of customer agreements. If a Selling Shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

Broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell shares of common stock offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Shareholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Shareholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

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If any of the shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Shareholders will sell all or any portion of the shares offered under this prospectus.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until none of the Selling Shareholders owns any Warrants or shares of common stock issuable upon the exercise thereof. The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 50,000,000 shares of common stock, without par value per share, and 2,000,000 shares of preferred stock, without par value per share. As of November 7, 2018, 13,575,535 shares of common stock are issued and outstanding, and no shares of preferred stock have been issued. The following summary description relating to our capital stock does not purport to be complete and is qualified in its entirety by our First Amended and Restated Articles of Incorporation and Bylaws.

Common Stock

Holders of common stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor and subject to any preference of any then authorized and issued preferred stock. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of common stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of our company, subject to any preference of any then authorized and issued preferred stock. There are no conversion, redemption or sinking fund provisions applicable to the common stock. All outstanding shares are fully paid and nonassessable.

Preferred Stock

Our First Amended and Restated Articles of Incorporation and Bylaws provide that upon completion of our initial public offering, our board of directors are authorized to issue, without shareholder approval, blank check preferred stock. Blank check preferred stock can operate as a defensive measure known as a “poison pill” by diluting the stock ownership of a potential hostile acquirer to prevent an acquisition that is not approved by our board of directors.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Disclosure of Shareholder Ownership

There are no provisions in our First Amended and Restated Articles of Incorporation and Bylaws governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Capital

We may from time to time by ordinary resolution increase the share capital by such sum, to be divided into shares of such amount, as the resolution shall prescribe. The new shares shall be subject to the same provisions with reference to the payment of calls, lien, transfer, transmission, forfeiture and otherwise as the shares in the original share capital. We may by ordinary resolution:

●	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination;

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●	in many circumstances, sub-divide our existing shares, or any of them, into shares of smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share form which the reduced share is derived; and

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

We may by special resolution reduce our share capital and any capital redemption reserve fund in any manner authorized by law.

Incentive Plan

Pursuant to our 2008 Incentive Plan, we are authorized to issue options to purchase 302,903 shares of our common stock. We issued 64,000 options, of which 54,000 options have been exercised or expired as of June 30, 2018. Pursuant to our 2014 Incentive Plan, we are authorized to issue, in the aggregate, 10,000,000 shares of common stock or other securities convertible or exercisable for common stock. We have granted options to purchase an aggregate of 150,000 shares of common stock under the 2014 Incentive Plan in July 2016, among which, options to purchase 75,000 shares of common stock have been exercised. In addition, we have issued, in the aggregate, 600,000 shares of common stock to consultants to our Company in 2014, 660,000 shares of common stock to our officers and directors in 2016, 660,000 shares of common stock to our officers and directors in 2018, 130,000 to three employees in 2017 and 430,000 shares of common stock to three employees in September 2018 under the 2014 Incentive Plan. Accordingly, we may issue options to purchase 238,903 shares under the 2008 Incentive Plan, and we may issue 7,370,000 shares of common stock or other securities convertible or exercisable for common stock under the 2014 Incentive Plan.

Warrants

We have issued to the Selling Shareholders Series A Warrants to purchase up to an aggregate of 2,000,000 shares of common stock at an initial exercise price equal to $1.75 per share and Series B Warrants to purchase up to an aggregate of 2,000,000 shares of common stock at an initial exercise price equal to $1.75 per share.  The exercise price of the Warrants is subject to certain adjustments in the event of (1) payment of a dividend or other distribution on any class of capital stock that is payable in common stock; (2) subdivisions of outstanding shares of common stock into a larger number of shares; or (3) combinations of outstanding shares of common stock into a smaller number of shares.

Each Series A Warrant is exercisable beginning on September 14, 2018 and has a term of exercise equal to five and a half (5.5) years from the date of issuance, and each Series B Warrant is exercisable beginning on September 14, 2018 and has a term of exercise equal to thirteen (13) months from the date of issuance. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of our shares of our common stock outstanding immediately after giving effect to such exercise.  At any time after the initial exercise date of the Warrants, if a registration statement and current prospectus covering the resale of the shares of common stock issuable upon exercise of the Warrants is not available, the holder may exercise the Warrants in whole or in part on a cashless basis.

If, at any time while the Warrants are outstanding: (1) we consolidate or merge with or into another entity in which the Company is not the surviving entity; (2) we sell, lease, assign, convey or otherwise transfer all or substantially all of our assets; (3) any tender offer or exchange offer (whether completed by us or a third party) is completed pursuant to which holders of a majority of our outstanding shares of common stock tender or exchange their shares for securities, cash or other property; (4) we effect any reclassification of our shares of common stock or compulsory share exchange pursuant to which outstanding shares of common stock are converted or exchanged for other securities, cash or property; or (5) any transaction is consummated whereby any person or entity acquires more than 50% of our outstanding shares of common stock (each, a “Fundamental Transaction”), then upon any subsequent exercise of a Warrant, the holder thereof will have the right to receive the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares then issuable upon exercise of the Warrant.

If, at any time while the Warrants are outstanding, we declare or make any dividend or other distribution of our assets (or rights to acquire our assets) to holders of our common stock, by way of return of capital or otherwise, then each holder of a Warrant shall be entitled to participate in such distribution to the same extent that the holder would have participated therein if the holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant immediately prior to the record date for such distribution.

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If at any time while the Warrants are outstanding we grant, issue or sell any common stock equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of our common stock (“Purchase Rights”), then each holder of a Warrant will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of common stock acquirable upon complete exercise of the Warrant immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of common stock are to be determined for the grant, issue or sale of such Purchase Rights.

The Warrants were, and the shares of common stock issuable upon exercise of the Warrants will be, issued and sold without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Common Stock Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “SINO”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Inc. located in Meidinger Tower, 462 S. 4th Street, Louisville, KY 40202 U.S. Our transfer agent’s phone number is 502-301-6108 and facsimile number is 886-519-2854.

LEGAL MATTERS

The validity of the common stock registered for resale hereby was passed upon for us by Woods Rogers PLC.

EXPERTS

The consolidated financial statements of our Company appearing in our annual report on Form 10-K for the fiscal years ended June 30, 2018 and 2017, which are incorporated by reference herein, have been audited by Friedman LLP, independent registered public accounting firm, as set forth in the reports thereon included therein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

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INCORPORATION BY REFERENCE

The rules of the SEC allow us to incorporate by reference into this prospectus the information the we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of securities described in this prospectus (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):

●	our Annual Report on Form 10-K for the fiscal year ended June 30, 2018, filed with the SEC on September 28, 2018;

●	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC on November 14, 2018;

●	our Current Report on Form 8-K filed with the SEC on November 14, 2018 (under items 1.01 and 9.01); and

●	the description of the common stock, without par value per share, contained in our registration statement on Form 8-A filed with the SEC on April 16, 2008 (File Number 001-34024) pursuant to Section 12(b) of the Exchange Act, which incorporates by reference the description of the common stock, without par value per share, contained in the registration statement on Form SB-2 filed with the SEC on January 11, 2008 (File Number 333-148611), and declared effective by the SEC on April 18, 2008, and any amendment or report filed with the SEC for purposes of updating such description.

If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to Sino-Global Shipping America, Ltd., 1044 Northern Boulevard, Suite 305, Roslyn, New York 11576; Attention: Investor Relations (telephone: 718-888-1814).

Exhibits to any documents incorporated by reference in this prospectus will not be sent, however, unless those exhibits have been specifically referenced in this prospectus. The documents incorporated by reference into this prospectus are also available on our corporate website at www.sino-global.com.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information and the registration statement at the SEC public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.

In addition, any information we file with the SEC is also available on the SEC’s website at http://www.sec.gov. We also maintain a web site at www.sino-global.com, which provides additional information about our company and through which you can also access our SEC filings. The information set forth on our web site is not part of this prospectus.

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PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and placement agent fees, if applicable, payable by the registrant in connection with the sale of the shares of common stock being registered. All amounts are estimates except the fees payable to the SEC.

SEC registration fee	$578.00	*
Legal fees and expenses	10,000.00
Accounting fees and expenses	7,000.00
Miscellaneous fees and expenses	2,000.00
Total	$19,578.00

* Previously paid

Item 14.	Indemnification of Directors and Officers.

Section 13.1-697 of the Virginia Stock Corporation Act permits corporations to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director:

1.	Conducted himself in good faith; and

2.	Believed:

	a.	In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

	b.	In all other cases, that his conduct was at least not opposed to its best interests; and

3.	In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Our First Amended and Restated Articles of Incorporation contain the following provision relating to indemnification of our officers and directors:

The Corporation shall indemnify (a) any person who was, is or may become a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation as a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of criminal law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve securities by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

Expenses incurred by a person who is otherwise entitled to be indemnified by us in defending or investigating a threatened or pending action, suit or proceeding shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by us.

Our Bylaws provide that we may indemnify every person who was or is a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was our employee or agent or, while our employee or agent, is or was serving at our request as an employee or agent or trustee or another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, to the extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.	Recent Sales of Unregistered Securities.

During the last three years, the registrant has not issued unregistered securities to any person, except as described below. None of these transactions involved any underwriters, underwriting discounts or commissions, except as specified below, or any public offering, and, unless otherwise indicated below, the registrant believes that each transaction was exempt from the registration requirements of the Securities Act of 1933 by virtue of Section 4(a)(2) thereof and/or Rule 506 of Regulation D promulgated thereunder. All recipients had adequate access, though their relationships with the registrant, to information about the registrant.

On September 25, 2018, the registrant issued 50,000 shares of common stock to a consultant in connection with services rendered to the registrant.

On March 14, 2018, the registrant sold Series A Warrants to purchase up to 2,000,000 shares of common stock, and Series B Warrants to purchase up to 2,000,000 shares of common stock to select accredited investors in a private transaction.

On October 27, 2017, the registrant issued 200,000 shares of common stock to a consultant in connection with services rendered to the registrant.

On October 23, 2017, the registrant issued 130,000 shares of common stock to employees in connection with services rendered to the registrant.

In March 2017, the registrant issued 250,000 shares of common stock to a consultant in connection with services rendered to the registrant.

The registrant issued 250,000 shares of common stock to a consultant on each of December 9, 2015 and May 23, 2016 in connection with services rendered to the registrant.

Item 16.	Exhibits and Financial Statement Schedules.

The exhibits listed on the Index to Exhibits of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

(a) Exhibits. The following exhibits are included herein or incorporated herein by reference.

Number	Exhibit
3.1	Articles of Incorporation of Sino-Global Shipping America, Ltd. (1)
3.2	Bylaws of Sino-Global Shipping America, Ltd. (2)
4.1	Specimen Certificate for Common Stock (2)
4.2	Form of Series A Warrant to purchase Common Stock dated March 12, 2018. (8)
4.3	Form of Series B Warrant to purchase Common Stock dated March 12, 2018. (8)
5.1	Legal Opinion of Pryor Cashman LLP. (11)
10.1	Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (2)
10.2	Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.3	Proxy Agreement by and among Lei Cao, Mingwei Zhang, the Company and Sino-China. (2)
10.4	Equity Interest Pledge Agreement by and among Trans Pacific, Lei Cao and Mingwei Zhang. (2)
10.5	Exclusive Equity Interest Purchase Agreement by and among the Company, Lei Cao, Mingwei Zhang and Sino-China. (2)
10.6	First Amended and Restated Exclusive Management Consulting and Technical Services Agreement by and between Trans Pacific and Sino-China. (2)
10.7	First Amended and Restated Exclusive Marketing Agreement by and between Trans Pacific and Sino-China. (2)
10.8	The Company’s 2008 Stock Incentive Plan. (2)
10.9	The Company’s 2014 Stock Incentive Plan. (6)
10.10	Asset Purchase Agreement by and between Sino-Global and the selling shareholder dated April 10, 2015. (4)
10.11	Securities Purchase Agreement dated February 15, 2017 (7)
10.12	Engagement Agreement by and between the Company and FT Global Capital, Inc. dated February 14, 2017 (7)
10.13	Securities Purchase Agreement dated March 12, 2018. (8)
10.14	Placement Agent Agreement dated March 12, 2018. (8)
10.15	Offer Letter by and between Mr. Bradly Haneberg and Sino-Global Shipping America, Ltd., dated May 4, 2018. (9)
10.16	Employment Agreement by and between Mr. Lei Cao and Sino-Global Shipping America, Ltd., dated May 4, 2018. (9)
10.17	Employment Agreement by and between Ms. Tuo Pan and Sino-Global Shipping America, Ltd., dated May 4, 2018. (9)
10.18	Employment Agreement by and between Mr. Zhikang Huang and Sino-Global Shipping America, Ltd., dated May 4, 2018. (9)
21.1	List of subsidiaries of the Company. (10)
23.1	Consent of Independent Audit Firm. (10)
23.2	Consent of Pryor Cashman LLP (included in Exhibit 5.1) (11)

(1)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on January 27, 2014.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1, Registration Nos. 333-150858 and 333-148611.
(3)	Incorporated by reference to the Company’s Form 10-KSB filed on September 29, 2008, File No. 001-34024.
(4)	Incorporated by reference to the Company’s Registration Statement on Form S-1, Registration No. 333-199160.
(5)	Incorporated by reference to the Company’s Form 10-K filed on September 18, 2015.
(6)	Incorporated by reference to the Company’s Form S-8 filed on April 23, 2014.
(7)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on February 15, 2017.
(8)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on March 12, 2018.
(9)	Incorporated by reference to the Company’s Current Report on Form 8-K filed on May 10, 2018.
(10)	Filed herewith.
(11)	Previously filed.

(b) Financial Statement Schedules. All financial statement schedules are omitted because they are not applicable or not required or because the required information is included in the financial statements or notes thereto.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 6, 2018.

SINO-GLOBAL SHIPPING AMERICA, LTD.

By:	/s/ Lei Cao
Name:	Lei Cao
Title:	Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lei Cao and Zhikang Huang, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and any and all related registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 6, 2018.

Signature	Title

/s/ Lei Cao	Chief Executive Officer and Chairman of the Board
Lei Cao	(Principal Executive Officer)

/s/ Tuo Pan	Acting Chief Financial Officer
Tuo Pan	(Principal Accounting and Financial Officer)

/s/ Zhikang Huang	Chief Operating Officer and Director
Zhikang Huang

/s/ Ming Zhu	Director
Ming Zhu

/s/ Tieliang Liu	Director
Tieliang Liu

/s/ Jing Wang	Director
Jing Wang

/s/ Bradley A. Haneberg	Director
Bradley A. Haneberg